SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WILLIAM LYON HOMES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 12, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation, to be held on Tuesday, May 23, 2017, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

At the Annual Meeting, you will be asked to: (i) elect eight (8) directors to serve for the ensuing year, (ii) vote on an advisory basis to approve our executive compensation (“say-on-pay vote”), (iii) approve the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan, (iv) ratify the selection of our independent registered public accounting firm, and (v) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the advisory say-on-pay vote, FOR the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares of William Lyon Homes stock you own, it is important that your shares are represented and voted at the Annual Meeting. You may vote on the Internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you are receiving a paper copy of the proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. This action will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

We thank you for your support and participation.

Very Truly Yours,

William H. Lyon	Matthew R. Zaist
Chairman of the Board and Executive Chairman	President and Chief Executive Officer

Newport Beach, California

April 12, 2017

WILLIAM LYON HOMES

4695 MacArthur Court, 8th Floor, Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS — TUESDAY, MAY 23, 2017

The 2017 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation (the “Company”), will be held on Tuesday, May 23, 2017, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. We will consider and act on the following items of business at the Annual Meeting:

1.	The election of the eight (8) directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election to the Company’s Board of Directors (the “Board”) are (in alphabetical order): Douglas K. Ammerman, Michael Barr, Thomas F. Harrison, Gary H. Hunt, William H. Lyon, Matthew R. Niemann, Lynn Carlson Schell and Matthew R. Zaist.

2.	Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers (“say-on-pay vote”).

3.	Approval of the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan.

4.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

5.	Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board recommends a vote: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the advisory say-on-pay vote, FOR the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Only holders of record of the Company’s Class A common stock and Class B common stock at the close of business on March 29, 2017 are entitled to notice of, to attend, and to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. This process allows the Company to provide its stockholders with Annual Meeting information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

Jason R. Liljestrom
Senior Vice President, General Counsel and Corporate Secretary

Newport Beach, California

April 12, 2017

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PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (as used herein, the “Company,” “we,” “us” or “our”), for use at our 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 23, 2017, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Directions to attend the Annual Meeting may be found on our website at www.lyonhomes.com. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not incorporated into this Proxy Statement.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 12, 2017, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Availability of Proxy Materials for the 2017 Annual Meeting

Our proxy statement and 2016 Annual Report are available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2016 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and our Class B common stock as of the close of business on March 29, 2017, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 29,292,642 shares of our Class A common stock outstanding, including an aggregate of 1,170,885 unvested shares of restricted stock, each entitled to one vote, and there were 3,813,884 shares of our Class B common stock outstanding, each entitled to five votes.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 22, 2017. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: FOR each of the eight (8) nominees for director named in the proxy statement, FOR the advisory say-on-pay vote, FOR the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm. The proxy gives each of Matthew R. Zaist and Colin T. Severn discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which the New York Stock Exchange (the “NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal Nos. 1 (election of directors), 2 (say-on-pay vote) and 3 (approval of amended and restated equity incentive plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares. In addition, pursuant to our bylaws, abstentions and broker non-votes will not be counted as a vote cast “for” or “against” any proposal.

Proposal No. 1: Election of Directors. A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the eight (8) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the election of directors.

Proposal No. 2: Advisory Say-on-Pay Vote. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the say-on-pay vote.

Proposal No. 3: Approval of the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval of the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the vote on Proposal No. 3.

Proposal No. 4: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Abstentions will not be counted either for or against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on Proposal No. 4.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws (the “bylaws”), the total number of directors constituting the Board shall be fixed exclusively by the Board. Listed below are the Company’s eight current directors. Based upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has resolved that the number of directors constituting the entire Board remain at eight, and has nominated each of the Company’s current directors set forth below for election at the Annual Meeting. Each nominee listed below has consented to serve for a new term, and each director elected at the Annual Meeting will serve a one-year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this proxy statement.

The Board and the Nominating Committee believe the skills, qualities, attributes and experience of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders.

Name	Age	Position
William H. Lyon	43	Chairman of the Board and Executive Chairman
Matthew R. Zaist(a)	42	President and Chief Executive Officer and Director
Douglas K. Ammerman(b, c, d)	65	Director
Michael Barr	46	Director
Thomas F. Harrison(b, d)	63	Director
Gary H. Hunt(b, c, d)	68	Director
Matthew R. Niemann(b, c, d)	53	Director
Lynn Carlson Schell(b, c, d)	56	Director

(a)	Mr. Zaist was appointed to the Board effective August 10, 2016.
(b)	Member of the Audit Committee
(c)	Member of the Compensation Committee
(d)	Member of the Nominating Committee

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NAMED DIRECTOR NOMINEES.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information About Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time.

William H. Lyon, Executive Chairman and Chairman of the Board, served as Chief Executive Officer for William Lyon Homes from March 2013 through July 2015, and as Co-Chief Executive Officer from July 2015 to March 2016, at which time he transitioned into the current role of Executive Chairman. Prior to being elected Chairman of the Board effective in March 2016, Mr. Lyon had also served as Vice Chairman of the Board since July 2015, and has been a member of our Board since January 25, 2000. William H. Lyon worked full time with the former William Lyon Homes from November 1997 through November 1999 as an assistant project manager and has been employed by the Company since November 1999. Since joining the Company as an assistant project manager, Mr. Lyon has served as a Project Manager, the Director of Corporate Development (beginning in 2002), the Director of Corporate Affairs (from February 2003 to February 2005), Vice President and Chief Administrative Officer (from February 2005 to March 2007), Executive Vice President and Chief Administrative Officer (from March 2007 to March 2009), and President and Chief Operating Officer (March 2009 to March 2013). Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California, Pretend City Children’s Museum in Irvine, CA and The Bowers Museum in Santa Ana, CA. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University.

With over 17 years of service with our Company, Mr. Lyon brings to our Board significant executive and real estate development and homebuilding industry experience, and serves as a bridge between management and the Board in his roles as Chairman of the Board and Executive Chairman.

Matthew R. Zaist, President and Chief Executive Officer, joined the Company in 2000, and was promoted to the position of President and Chief Executive Officer effective March 22, 2016. On August 10, 2016, Mr. Zaist was appointed by the Board of Directors of the Company to serve as a member of the Board, and has served as a member of the Board since such date. Since joining the Company, Mr. Zaist has served in a number of corporate operational roles, including President and Co-Chief Executive Officer from July 2015 to March 2016, President and Chief Operating Officer from March 2013 to July 2015, Executive Vice President from January 2010 to March 2013 and previously, Corporate Vice President — Business Development & Operations from April 2009 to January 2010. Prior to that, Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his previous role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization, and as President and Chief Operating Officer managed and oversaw the Company’s initial public offering in 2013 in addition to being responsible for the overall management of the Company’s operations. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining William Lyon Homes, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute in Troy, New York.

With over 16 years of service with our Company in a variety of operational and executive roles, Mr. Zaist brings to our Board an in-depth understanding of the Company’s business model and operations, and significant capital markets and corporate finance experience, in additional to serving as a further bridge between management and the Board in his roles as Chief Executive Officer and a member of the Board.

Douglas K. Ammerman was appointed to the board of directors on February 27, 2007. Mr. Ammerman’s business career includes almost three decades of service with KPMG, independent public accountants, until retirement in 2002. He was the Managing Partner of the Orange County office and was a National Partner in Charge — Tax. He is a certified public accountant (inactive). In addition to his service as a member of the Board of Directors of the Company, Mr. Ammerman currently serves as a member of the Board of Directors of three publicly traded companies. From 2005 to the present, Mr. Ammerman has served as a member of the Board of Directors of Fidelity National Financial (a company listed on the New York Stock Exchange), where he also serves as Chairman of the Audit Committee. From 2011 to the present, Mr. Ammerman has served as a member of the Board of Directors of Stantec Inc. (a company listed on the NYSE), where he serves as a member of the Audit Committee. From late 2015 to the present, Mr. Ammerman has served as a member of J. Alexander’s Holdings, Inc. (a company listed on the NYSE), where has serves as Chairman of the Audit Committee and a member of the Compensation Committee. In addition, during the past five years, Mr. Ammerman had served as a member of the Board of Directors of El Pollo Loco Holdings, Inc. (a company listed on the NASDAQ Global Select Market) until March 29, 2017, where he served as Chairman of the Audit Committee, Remy International, Inc. (a company listed on the NASDAQ Stock Market) until 2015, where he served as Chairman of the Audit Committee, and as a member of the Board of Directors of Quiksilver, Inc. (a company previously listed on the NYSE) until 2012, where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman has served as a director of The Pacific Club for thirteen years and is a past president. He also has served as a director of the UCI Foundation for fifteen years. Mr. Ammerman holds a B.A. in Accounting from California State University, Fullerton, and a master’s degree in Business Taxation from University of Southern California.

With nearly three decades of accounting experience, as well as significant executive and board experience, Mr. Ammerman provides our board of directors with operational, financial and strategic planning insights. Mr. Ammerman developed his finance and accounting expertise while holding positions such as Managing Partner and National Partner at KPMG. With this experience, Mr. Ammerman possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Michael Barr was appointed to our Board on November 7, 2012 to fill a new Board seat created in connection with the investment of affiliates of Paulson & Co, Inc. (“Paulson”) in the Company. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds where he is responsible for all aspects of the real estate private equity business. He is also a partner in Paulson, which he joined in 2008.

From 2001 through 2008, Mr. Barr worked within the Lehman Brothers Real Estate Private Equity Group, serving most recently as a Managing Director of the firm and a principal of Lehman Brothers Real Estate Partners. In this capacity, he was responsible for identifying, evaluating and executing transactions throughout the United States and across all asset classes. While at Lehman Brothers, Mr. Barr led the acquisition of over $8 billion in assets. Prior to joining Lehman Brothers, Mr. Barr served as a principal and a member of the Investment Committee of Westbrook Partners, a real estate merchant banking firm founded by Tiger Management Corporation. During his tenure at Westbrook, which spanned three real estate investment funds, Mr. Barr originated and executed a wide range of real estate transactions. He began his career in the Real Estate Investment Banking group at Merrill Lynch & Co., where he participated in numerous financing and advisory assignments for both public and private real estate companies. Mr. Barr holds a B.B.A. from the University of Wisconsin. He currently serves as a member of the Board of Directors of Extended Stay America, Inc. (a company listed on the NYSE) and serves as a member of the Nominating and Corporate Governance Committee, and previously was a board member of Gables Residential Trust and Tishman Hotel & Realty.

With his extensive experience managing a wide variety of real estate transactions, Mr. Barr brings to our Board a deep understanding of and valuable expertise in real estate investment and finance.

Thomas F. Harrison was appointed to our Board effective January 1, 2016. Mr. Harrison is currently a Managing Director and Head of Global Development of Colony NorthStar, Inc., formerly Colony Capital, Inc., where he has served since 1992 and up to the completion of its merger with NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp., to create Colony NorthStar, Inc., effective January 2017. As Managing Director of Colony NorthStar, Inc., currently, and having been a principal of Colony Capital, Inc. for over 18 years, he has demonstrated a strong record of executive leadership and success in opportunistic real estate private equity investing, business planning, investment analysis, underwriting and origination, asset and portfolio management, and business development. Currently at Colony NorthStar, Mr. Harrison is active in sourcing, structuring and providing capital for value add and development transactions and responsible for management oversight of the firm’s worldwide real estate value-added and development portfolio. Prior to joining Colony Capital in 1992, Mr. Harrison was Executive Vice President of WSGP Partners, where he was responsible for real estate acquisitions from the RTC and other financial institutions. Previous to WSGP, he held senior positions with three prominent national development companies where he was responsible for the development collectively of over $1.5 billion of real estate projects and the acquisition of over $250 million of income-producing properties and residential land. Mr. Harrison holds a Bachelor of Science degree from the University of California, Los Angeles (UCLA), as well as a Master of Architecture degree from UCLA.

With decades of experience in real estate investment and finance, Mr. Harrison brings to our Board additional perspective and a breadth and depth of experience in the commercial and residential real estate industry.

Gary H. Hunt joined our Board on October 17, 2005 with over 30 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities. As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to some of the largest master-planned community and real estate developers in the Western United States. Mr. Hunt also works or has worked with major national financial institutions and regional banks to manage projects through the real estate macro-economic restructuring and re-entitlement period. Mr. Hunt currently serves on the board of Five Point Holdings, LLC, a company which has filed a registration statement on Form S-11 with the SEC and expects to list its Class A common shares on the NYSE according to such registration statement. In addition, Mr. Hunt serves on the boards of several private companies including Glenair Corporation, University of California, Irvine Foundation and Psomas Engineering Company. He formerly was Chairman of the Board of CT Realty, and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO.

Through his extensive experience in the real estate industry, Mr. Hunt brings additional perspective and provides the Board with outstanding strategic, corporate governance, political and business insight.

Matthew R. Niemann was appointed to our Board on February 25, 2012. Mr. Niemann is a Managing Director and senior member of Houlihan Lokey Capital’s Restructuring Group and previously was the Global Head of the Real Estate Investment Banking Group. He first joined Houlihan in 1999. Before rejoining Houlihan in 2008, Mr. Niemann spent three years with Cerberus Capital and served as senior managing director and chief strategic officer of GMAC ResCap (a Cerberus portfolio company) in charge of strategy for its $5.0 billion portfolio of builder and developer real estate investments. Mr. Niemann has been involved as a principal or advisor in a wide range of M&A, financing, restructuring and real estate transactions throughout his career, and is a frequent speaker and regularly testifies as an expert in these areas. Earlier in his career, Mr. Niemann was with PricewaterhouseCoopers and practiced law for several years in the Corporate, Banking & Real Estate practice of Bryan Cave in St. Louis. Mr. Niemann holds a law and finance degree from St. Louis University. He was a guest lecturer at the Kellogg Graduate School of Management at Northwestern University in Chicago, a member of the Ph.D. Dissertation Committee at Webster University, and has also served on the Board of Directors and Executive Committee (Treasurer) of the Ronald McDonald Houses of Greater St. Louis.

With extensive experience as an attorney, financial advisor and investment principal, Mr. Niemann brings to our Board demonstrated leadership skills and expertise in capital markets, real estate investment and finance.

Lynn Carlson Schell was appointed to our Board on February 25, 2012. Ms. Carlson Schell currently serves as the Managing Principal and Chief Executive Officer of Shelter Corporation and The Waters Senior Living,

directing the firm’s strategy and long-term growth. Since founding Shelter Corporation, Ms. Carlson Schell has developed or acquired multi-family and senior housing consisting of over 16,500 units and comprising $1.2 billion in real estate. Ms. Carlson Schell led her firm’s diversification into senior living in 1999 and has since launched The Waters, a branded senior living experience in partnership with the University of Minnesota. In 2015, the Minneapolis St. Paul Business Journal named Shelter Corporation the fifth largest female owned business in Minnesota, also naming Ms. Carlson Schell an industry leader. Prior to founding Shelter Corporation, Ms. Carlson Schell spent nine years working as an associate and senior developer with Can-American Corporation. She was responsible for residential, condominium and apartment developments in the Midwest and Florida. Ms. Carlson Schell holds a B.A. in Economics from Mount Holyoke College and currently serves on the Board of Trustees of The Walker Art Center.

With over thirty years of real estate and executive experience, Ms. Carlson Schell provides our Board with operational, financial and strategic planning insights.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of a Prepackaged Joint Plan of Reorganization. At that time, Messrs. Lyon and Zaist each served as an executive officer of the Company and continued to serve as such after emerging from bankruptcy on February 25, 2012.

Executive Officers

The following sets forth information regarding the current executive officers of the Company. Biographical information pertaining to William H. Lyon and Matthew R. Zaist, who are both directors and executive officers of the Company, may be found in the section above entitled “Information About Director Nominees.”

Name	Age	Position
William H. Lyon	43	Chairman of the Board and Executive Chairman
Matthew R. Zaist	42	President and Chief Executive Officer
Colin T. Severn	46	Senior Vice President and Chief Financial Officer
Jason R. Liljestrom	34	Senior Vice President, General Counsel and Corporate Secretary
Brian W. Doyle	53	Executive Vice President and Chief Operating Officer

Colin T. Severn, Senior Vice President and Chief Financial Officer, joined the Company in December 2003, and served in the role of Financial Controller until April 3, 2009. From April 3, 2009, Mr. Severn served as Vice President, Corporate Controller and Corporate Secretary until his promotion to Chief Financial Officer by approval of our Board on August 11, 2009. Mr. Severn continued to serve as the Company’s Corporate Secretary until November 2013, and was promoted from Vice President to Senior Vice President in 2015. Mr. Severn is a CPA (inactive) and has more than 18 years of experience in real estate accounting and finance, including positions with an international accounting firm, and other real estate and homebuilding companies. Mr. Severn holds a B.A. in Business Administration with concentrations in Accounting and Finance from California State University, Fullerton.

Jason R. Liljestrom, Senior Vice President, General Counsel and Corporate Secretary, joined the Company in October 2013, and served in the role of Vice President, General Counsel and Corporate Secretary until his promotion to Senior Vice President, General Counsel and Corporate Secretary effective February 17, 2017. Prior to joining the Company, Mr. Liljestrom worked with the law firm of Latham & Watkins LLP from 2007 to 2013 where he served as corporate counsel to a variety of public and private companies, and where his practice focused on mergers and acquisitions, capital markets transactions, securities matters and general corporate advice. Mr. Liljestrom holds a B.A. from Princeton University, a J.D. from the University of California Hastings College of the Law and is admitted to practice by the State Bar of California.

Brian W. Doyle, Executive Vice President and Chief Operating Officer, joined the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Doyle had served as

Director of Sales and Marketing for the Southern California Division since November 1997. Prior to his current position, the majority of Mr. Doyle’s 19 year tenure with the company (and its predecessor) has been in operational leadership roles including as Division Manager of the San Diego Division, Division President of the Southern California Division, and as the Regional President of California beginning in 2010. Mr. Doyle was promoted to Executive Vice President and California Regional President effective July 2015, and transitioned to the corporate position of Executive Vice President of Operations in July 2016, serving in such role until March 31, 2017, when he was further promoted to his current position of Executive Vice President and Chief Operating Officer. Mr. Doyle holds a B.A. from California State University of Long Beach, and possesses more than 25 years of experience in the real estate development and homebuilding industry.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of a Prepackaged Joint Plan of Reorganization. At that time, the officers listed above, with the exception of Mr. Liljestrom, served as executive officers of the Company and continued to serve as such immediately after emerging from bankruptcy on February 25, 2012.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at http:// investors.lyonhomes.com/. In addition, a printed copy of the guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Corporate Secretary, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

Board Composition and Size

Our Board consists of eight directors, five of whom were initially appointed pursuant to the Company’s prepackaged joint plan of reorganization in February 2012 (the “Plan”), one of whom was initially appointed to fill a newly created Board seat in connection with a privately negotiated stock issuance that took place in October 2012 (the “Paulson Subscription Agreement”), one of whom was appointed effective in January 2016 to fill a vacancy and one of whom was appointed effective August 10, 2016 to fill an additional vacancy. With the exception of Mr. Zaist who was appointed in August 2016, each of the directors was duly elected by the stockholders of the Company most recently at the 2016 annual meeting held on May 31, 2016. The current directors are each nominated for election at the Annual Meeting as described above, and will hold office until the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

On May 15, 2013, certain funds and accounts managed by Luxor Capital Group, LP (the “Luxor Investor”), WLH Recovery Acquisition LLC (the “Paulson Investor”), and Lyon Shareholder 2012, LLC (“Lyon LLC”), entered into a stockholders agreement pursuant to which the Luxor Investor, Paulson Investor and Lyon LLC agreed to vote their shares at any annual or special meeting of the Company’s stockholders to elect up to a certain number of people to serve on our Board as proposed by the other investors, subject to certain sunset provisions based on then current ownership levels of such investors and subject to other terms and conditions as set forth in the agreement. We refer to such agreement herein as the “Stockholders Agreement,” and the Company is not party to the Stockholders Agreement. Based on filings with the Securities and Exchange Commission, as of the Record Date, the Company believes that the Luxor Investor no longer holds shares of the Company’s common stock, and therefore is no longer a party to the Stockholders Agreement.

As of the Record Date, the Company believes that the Paulson Investor and Lyon LLC collectively control approximately 46% of the total voting power of the Company’s capital stock outstanding on such date, not including the shares underlying the outstanding warrant to purchase additional shares of Class B Common Stock held by Lyon LLC, and that the Stockholders Agreement would apply to the election of up to three (3) seats on our Board, including two (2) proposed by Lyon LLC and one (1) proposed by the Paulson Investor. Other than as provided for in the Plan, the Paulson Subscription Agreement or the Stockholders Agreement, we are not aware of any understandings between the directors or any other persons pursuant to which such individuals were elected as directors or are to be selected as a director or nominee in the future.

Pursuant to the Certificate of Incorporation and the bylaws, the total number of directors constituting our Board shall be fixed exclusively by the Board. Until the date on which shares of our Class B common stock are no longer outstanding (the “Triggering Date”), all directors will be elected, appointed and removed by all common stockholders voting as a single class, with each share of Class A common stock having one vote and each share of Class B common stock having five votes. Until the Triggering Date, each of the members of our Board will be elected at an annual meeting of the stockholders and hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

The Certificate of Incorporation provides further that on the Triggering Date, our Board will be divided into three classes to be comprised of the directors in office, as determined by the directors in office, with each class serving for a staggered three-year term. From the Triggering Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Triggering Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Triggering Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Triggering Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. After our Board is classified as described in the foregoing, no director may be removed except for cause and only with the affirmative vote of at least 66  2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Subject to the special rights of any series of preferred stock to elect directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating Committee. In identifying candidates for director, the Nominating Committee and the Board take into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board, (4) personal and professional integrity, ethics and values, and (5) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters — Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under our Certificate of Incorporation and bylaws, and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Nominating Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Board Leadership Structure

Our corporate governance guidelines permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Effective as of March 22, 2016, William H. Lyon assumed the role of Chairman of the Board and Executive Chairman, succeeding his father General William Lyon who continued to serve as a member of the board until his voluntary resignation on February 17, 2017. Also effective as of March 22, 2016, Matthew R. Zaist was promoted to the position of President and Chief Executive Officer. On August 10, 2016, Mr. Zaist was appointed by the Board of Directors of the Company to serve as a member of the Board, and has served as a member of the Board since such date. Our Board has determined the current structure of the roles of Chairman of the Board and Chief Executive Officer being filled by different individuals to be in the best interests of the Company and its stockholders at this time.

Furthermore, Mr. Hunt serves as our lead independent director, and has served in such role since May 2012. As the Board’s lead independent director, Mr. Hunt holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Mr. Hunt:

•	presides over executive sessions of our Board and over Board meetings when the Chairman of the Board is not in attendance;

•	consults with the Chairman of the Board and other Board members on corporate governance practices and policies, and assumes the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between Board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the Board agenda so that the agenda includes items requested by non-management members of our Board;

•	administers the annual Board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

The Board periodically reviews the leadership structure and may make changes in the future.

Director Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships with us and our senior management, our Board has determined that all but three of our incumbent directors, William H. Lyon, Matthew R. Zaist and Michael Barr, are independent directors under the standards established by the SEC and the NYSE. In making the aforementioned determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the following:

•

During 2015 the Company entered into separate land banking and land acquisition transactions in the ordinary course, in each case with entities that were not a parent or subsidiary in the same consolidated group as Mr. Harrison’s employer, Colony Capital. Further, Mr. Harrison did not have a direct or indirect material interest in these transactions. Accordingly, our Board determined that Mr. Harrison does not have a material relationship with us and that Mr. Harrison is an independent director under the standards established by the SEC and the NYSE.

In addition, the Board has considered that Mr. Ammerman currently serves on the audit committee of more than three publicly traded companies, including William Lyon Homes (NYSE), Fidelity National Financial (NYSE), J. Alexander’s Holdings, Inc. (NYSE), and Stantec Inc. (NYSE). Our Board has determined that Mr. Ammerman’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively as a member of our Audit Committee.

Board Meetings

Our Board held eight meetings during fiscal year 2016. During fiscal year 2016, all of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. Our Board has adopted a policy that all directors attend the annual meeting of stockholders, either in person or telephonically, absent unusual circumstances. All of our directors who were then serving in office, with the exception of one director who was unable to attend, attended our 2016 annual meeting of stockholders either in person or by telephone.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. It is our Board’s policy that our lead independent director presides over the executive sessions. Our Board has appointed Mr. Hunt to serve as our lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled Board meeting. In addition, during times when our non-management directors include directors who are not also independent directors, the independent directors also meet separately in executive session as deemed appropriate, and in any event at least one time per year.

Committees of the Board of Directors

We currently have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Governance — Committee Charters” section at http://investors.lyonhomes.com/. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

The Company has a standing Audit Committee, which is chaired by Douglas K. Ammerman and consists of Messrs. Ammerman, Harrison, Hunt, Niemann and Ms. Schell. Our Board has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, our Board has determined that Mr. Ammerman is an “audit committee financial expert” as defined by the SEC. Except for Mr. Ammerman, none of the Audit Committee members serves on the Audit Committee of more than three public companies. As described above, our Board has determined that Mr. Ammerman’s simultaneous service on the audit committee of more than three public companies does not impair his ability to effectively serve on the Audit Committee. The Audit Committee met eight times in 2016.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•	annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•	review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	review and administer the Company’s related party transaction policies and procedures and oversee related matters;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

The Company has a standing Compensation Committee, which is chaired by Matthew R. Niemann and consists of Messrs. Ammerman, Hunt, Niemann and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Compensation Committee met five times in 2016.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the Board new compensation programs or arrangements if deemed appropriate;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

In February 2016, similar to 2015, the Compensation Committee established a subcommittee comprised of William H. Lyon in his capacity as a member of the Board, as sole member, and delegated authority to such subcommittee to grant a certain number of restricted stock awards to certain non-executive officer employees of the Company who are not participants in the 2016 Incentive Program, and subject to certain other limitations and conditions. In accordance with this delegated authority, for fiscal year 2016, the subcommittee granted a total of 66,338 shares of restricted stock. In February 2017, the Compensation Committee again established a subcommittee for this purpose and with similar authority, but such subcommittee was comprised of Matthew R. Zaist in his capacity as a member of the Board, as sole member.

The Compensation Committee reviews annually the independence of its compensation consultants and other advisors. In November 2015 the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2016. In November 2016, the Compensation Committee again retained Mercer as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2017. Prior to, and following, such engagements, the Compensation Committee evaluated the independence of Mercer, considering the independence factors as required by the NYSE, and concluded that no conflict of interest would prevent Mercer from serving as an independent consultant to the Committee. For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive officer compensation, see the “Executive Compensation” section in this proxy statement.

Nominating and Corporate Governance Committee

The Company has a standing Nominating Committee, which is chaired by Gary H. Hunt and consists of Messrs. Ammerman, Harrison, Hunt, Niemann and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Nominating Committee met three times in 2016.

Pursuant to its charter, the primary responsibilities and functions of our Nominating Committee are, among other things, as follows:

•	establish standards for service on our Board and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our Board and to fill vacancies or newly created Board positions;

•	assist the Board in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Company’s Corporate Governance Guidelines;

•	monitor our corporate governance principles and practices and make recommendations to our Board regarding governance matters, including the Certificate of Incorporation, our bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Board Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. The Board satisfies this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility.

Compensation Risk Assessment

In 2017, at the request of the Compensation Committee, Mercer conducted an evaluation of the Company’s compensation program risk profile in collaboration with Company management, including an assessment of all Company compensation plans, with a particular focus on plans in which senior executives participate, using Mercer’s qualitative evaluation criteria based on best practices for compensation design and risk management. The Compensation Committee and management reviewed and agreed with Mercer’s conclusion that the Company’s compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Any stockholder or other interested party may contact an individual director or the lead independent director (either by name or title), our Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to: William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, Attention: Corporate Secretary.

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company’s directors and executive officers, on the Company’s website under the “Governance” section at http://investors.lyonhomes.com/.

The Code of Ethics is available on the Company’s website under the “Governance” section at http://investors.lyonhomes.com. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. The inclusion of our website address herein does not include or incorporate by reference the information on our website into this proxy statement.

PROPOSAL 2

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules (“say-on-pay vote”).

At our 2014 annual meeting of stockholders held on May 27, 2014, our stockholders voted on an advisory basis with respect to the frequency of future say-on-pay votes. Consistent with the recommendation of our Board, over 94% of votes cast were voted in favor of every “1 Year” for such frequency, and the Company has adopted annual say-on-pay votes until the next required vote on such frequency, which will be held in 2020. Accordingly, we are asking our stockholders to approve (on an advisory basis) the compensation of our NEOs for the fiscal year ended December 31, 2016, as disclosed in this proxy statement. The next say-on-pay vote will be held in 2018.

Summary

At the 2016 annual meeting of stockholders, our stockholders approved our NEOs’ 2015 fiscal year compensation (on an advisory basis) by over 96% of the votes cast. We believe that this high approval rating was reflective of stockholders’ confidence in our existing compensation policies and structure. For 2016, while the Compensation Committee made certain modest adjustments to provide compensation and award opportunities commensurate with growth in our business, it generally kept the program intact from the previous year, maintaining the Company’s pay philosophy of providing rewards that have a strong alignment with performance delivered and with stockholders.

During 2016 the Company delivered another year of strong overall financial and operational results which, together with the continued progress on strategic goals during the year, we believe position us well for future financial gains. Certain performance highlights for 2016 include:

Strong Financial Results

•    Homes Sales Revenue of $1,402.2 million (30% increase over 2015) and New Home Deliveries of 2,781 (20% increase over 2015), both marking the highest levels achieved in ten years

•    Pre-Tax Income of $102.8 million, up 18%

•     Net Income of $59.7 million (4% increase over 2015) and Adjusted EBITDA* of $188.1 million (19% increase over 2015)

Key Operational Performance Indicators

•    Average Sales Locations of 74 communities for full year 2016 (9% increase over the 2015 average)

•    Net New Home Orders of 2,775, the highest annual number of net new home orders in 11 years

•    Continued focus on the Entry-Level Buyer, representing 47% of Homes Delivered in 2016

Execution of Strategic Initiatives

•    Achieved a year of growth in orders, deliveries, revenue, profitability and community count, while also improving the Company’s balance sheet and leverage position

•    Significant debt paydown to close the 2016 year, enabling the Company’s refinancing of certain debt in January 2017 which is expected to result in $10 million in annual interest savings

*	Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in Appendix B hereto.

In 2016 the Compensation Committee used an executive pay program that requires management to deliver strong results to earn awards, and maintains pay policies and programs that support shareholder interests. Certain pay practices and outcomes in light of the performance results in 2016 include:

Pay Program Design that Emphasizes Pay for Performance

•    Placed significant weighting on at risk pay (approximately 80% for our CEO and an average of approximately 55% for other incentive eligible NEOs based on total target compensation)

•    Established challenging performance goals

Actual 2016 Payouts Aligned Pay for Performance

•    The Company achieved 98.2% of the Adjusted EBITDA goal under its cash incentive program, which led to payment at 96% of target for that portion (which is 75%) of the cash incentive

•    While the Company delivered strong results on operational and strategic metrics in 2016, with continued community count growth across the Company’s expanded geographic footprint, progress on execution of financing activity that will support long-term growth, and overall balance sheet improvement, based on the CEO’s recommendation, the Compensation Committee adjusted the funding of the 25% strategic portion of the cash incentive program downward to 36%-46% of target to ensure adequate bonus funding for the field operations teams and as a result of not achieving certain leverage reduction goals established at the beginning of the year

•    Our Executive Chairman, CEO and CFO earned approximately 57% of target of their 2016 performance-based equity shares, which vest ratably over a three-year period, which correlates to achieving 96.3% of the Return on Equity target, 96.3% of the Earnings Per Share target, and below threshold achievement of the Net Debt to Tangible Net Worth leverage ratio target.

For a comprehensive description of our executive compensation program, policies and objectives, including the specific elements of executive compensation that comprised the program in 2016, please refer to the “Compensation Discussion and Analysis” section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 50, provide additional information about the compensation we paid to our NEOs in 2016.

In considering their vote, we encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” section of this proxy statement and the tabular, and accompanying narrative, disclosure.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of William Lyon Homes approve, on an advisory basis, the compensation of William Lyon Homes’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3

APPROVAL OF THE WILLIAM LYON HOMES AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

Introduction

We are asking our stockholders to approve the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan (the “Amended Plan”), which amends and restates our 2012 Equity Incentive Plan (the “Prior Plan”) in its entirety. The Prior Plan was originally adopted by our board of directors on October 1, 2012 and approved by our shareholders on October 10, 2012, and it was subsequently amended on April 25, 2013 and August 6, 2013. Our board of directors adopted the Amended Plan on March 31, 2017, upon which it became effective, subject to stockholder approval. If the Amended Plan is not approved by our stockholders, the Prior Plan will continue in effect, and we may continue to grant awards under the Prior Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder. Notwithstanding the foregoing, short-term cash incentive opportunities awarded to our named executive officers, other than our Chief Financial Officer (our “Covered Executives”), for fiscal year 2017 (the “2017 Short-Term Cash Incentive Awards”) were approved by the Compensation Committee under the Amended Plan subject to stockholder approval. In the event the Amended Plan is not approved by our stockholders, each Covered Executive will forfeit his 2017 Short-Term Cash Incentive Award.

Employees and consultants of the Company and its subsidiaries, as well as members of our board of directors, are eligible to receive awards under the Amended Plan. The Amended Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), restricted stock, restricted stock units (“RSUs”), dividend equivalents, deferred stock, deferred stock units, stock payments, stock appreciation rights (“SARs”) and cash- or stock-based performance awards to eligible individuals. The use of equity-based long-term incentives assists us in attracting, retaining, motivating and rewarding talented employees. Providing equity grants creates long-term participation in our Company and aligns the interests of our employees with the interests of our stockholders.

Under the Amended Plan, we propose to increase the number of shares of common stock reserved for issuance, which we believe is necessary to help ensure that the Company has a sufficient reserve of common stock available to attract and retain the services of key individuals essential to the Company’s long-term growth and success. The Amended Plan increases the aggregate number of shares of common stock available for issuance under the Prior Plan by 900,000 shares to a total of 4,536,363 shares. As of March 29, 2017, there were 700,345 shares remaining available for issuance under the Prior Plan which, together with the incremental 900,000 shares proposed to be reserved for issuance under the Amended Plan, would provide for 1,600,345 shares being available for issuance as of such date.

Under the Amended Plan, we also propose to implement additional amendments to reflect compensation and governance best practices, including certain of the key features described below.

Key Features of the Amended Plan

The Amended Plan reflects a broad range of compensation and governance best practices, with some of the key features of the Amended Plan as follows:

•	No Single-Trigger Vesting of Awards. The Amended Plan does not provide for single-trigger accelerated vesting of awards upon a change in control unless awards are not assumed or substituted by the surviving entity.

•	No Repricing of Awards. Options and SARs may not be repriced to reduce the exercise price for shares subject to the award or canceled in exchange for cash or another award when the exercise price per share exceeds the fair market value of the underlying shares.

•	No Dividend Payments Until Vesting. Dividends and dividend equivalents may not be paid on awards until the awards vest.

•	Limitations on Grants. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year is 1,500,000 shares, the maximum amount that may be paid under a cash award pursuant to the Amended Plan to any one participant during any calendar year period is $5,000,000. In addition, the maximum aggregate grant date value of awards that may be granted to any non-employee director pursuant to the Amended Plan during any calendar year is $500,000.

•	No In-the-Money Option or Stock Appreciation Right Grants. As was the case under the Prior Plan, the Amended Plan prohibits the grant of options or SARs with an exercise or base price less than 100% of the fair market value of our common stock on the date of grant.

•	Independent Administration. As for the Prior Plan, the compensation committee of our board of directors, which consists of two or more non-employee directors, will generally administer the Amended Plan.

•	One-Year Minimum Vesting Requirement. Awards granted under the Amended Plan may vest no earlier than the first anniversary of the grant date, provided that up to 5% of the shares available for issuance as of the effective date of the Amended Plan may be granted without respect to such minimum vesting requirement and the vesting of awards may be accelerated in connection with a change in control or certain terminations of employment.

Background for the Determination of the Share Reserve Under the Amended Plan

In its determination to approve the Amended Plan, including increasing the share reserve by 900,000 to 4,536,363, our board of directors reviewed an analysis prepared by Mercer, its independent compensation consultant, which included an analysis of a range of factors such as total shares granted and outstanding as well as remaining shares available to grant, historical grant practices, equity plan provisions, and expected needs for future equity grants. Specifically, the board of directors considered that:

•	In 2014, 2015 and 2016, we granted equity awards under the Prior Plan representing burn rates of 1.2%, 2.0% and 2.3%, respectively, resulting in a three-year average burn rate of approximately 1.9%. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the number of basic common shares outstanding at the end of the period.

•	In 2014, 2015 and 2016, the end of year overhang rate was 9.8%, 8.0%, and 7.3%, respectively. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

•	As of March 29, 2017, there were:

•	700,345 shares remaining available for future issuance under the Prior Plan;

•	596,313 options outstanding in aggregate under the Prior Plan with a weighted-average exercise price of $15.57 and a weighted-average remaining term of 6.2 years;

•	458,320 time-vesting full value awards outstanding and unvested in aggregate under the Prior Plan;

•	712,565 outstanding non-vested performance shares and 147,477 performance shares vested in 2017 under the Prior Plan; and

•	28,121,757 Class A shares (not including unvested restricted stock) and 3,813,884 Class B shares outstanding.

•	We expect the share authorization under the Amended Plan along with previously authorized but unissued shares to provide us with enough shares for awards for approximately 2-4 years, assuming we continue to grant awards consistent with our current practices and historical usage, and further dependent on the price of our shares and hiring activity during the next few years and forfeitures of outstanding awards under the Prior Plan. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended Plan could last for a shorter or longer time.

•	Mercer’s analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares under the Amended Plan is within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the board of directors has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time.

Stockholder Approval Requirement

Stockholder approval of the Amended Plan is necessary in order for us to (1) meet the stockholder approval requirements of the NYSE, (2) take tax deductions for certain compensation resulting from awards granted thereunder intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (3) grant ISOs thereunder.

Specifically, approval of the Amended Plan will constitute approval of the performance criteria set forth in the Amended Plan pursuant to the stockholder approval requirements of Section 162(m) of the Code, which will enable (but not require) us to grant awards intended to qualify as performance-based compensation within the meaning of Section 162(m) through our 2022 annual meeting of stockholders, which, if so qualified, would preserve the deductibility of these awards for federal income tax purposes. In addition, approval of the Amended Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

Summary of the Amended Plan

General

The Amended Plan is intended to provide eligible employees, consultants and non-employee directors an increased incentive to assert their best efforts by conferring benefits based on the achievement of certain performance goals, to better align the interests of eligible participants with the interests of stockholders by providing an opportunity for increased stock ownership by such participants, and to encourage such participants to remain in the service of the Company. The principal features of the Amended Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended Plan itself, a copy of which is attached to this proxy statement as Appendix A. You are encouraged to read the Amended Plan in its entirety.

Administration

The Compensation Committee of our board of directors will administer the Amended Plan unless our board of directors assumes authority for administration or designates another committee of the board to administer the plan. The committee must consist solely of “outside directors” within the meaning of Section 162(m) of the Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent directors” within the meaning of the rules of any securities market on which shares of our common stock are traded. The Amended Plan provides that the administrator may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, to the extent permitted by applicable law.

Subject to the terms and conditions of the Amended Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended Plan.

Eligibility

Options, SARs, restricted stock and all other stock-based and cash-based awards under the Amended Plan may be granted to employees and consultants of our company and our subsidiaries and to our non-employee directors. Only employees of our company or our subsidiaries may be granted incentive stock options. Persons eligible to participate in the Amended Plan as of March 29, 2017, are all non-employee members of our board of directors (currently 6 directors) and approximately 599 employees of the Company and its subsidiaries. We do not grant new awards to consultants of the Company and its subsidiaries.

Share Reserve; Limitation on Awards and Shares Available

Under the Amended Plan, 4,536,363 shares of our Class A common stock are reserved for issuance. The following counting provisions will be in effect for the share reserve under the Amended Plan: (i) to the extent that an award forfeits, expires, settles in cash or becomes unexercisable without having been exercised in full, the shares that were not purchased or received or that were cancelled will become available for future grants under the Amended Plan; (ii) if we repurchase shares that were issued pursuant to the exercise or settlement of an award, the reacquired shares will not be available for future grants under the Amended Plan; and (iii) to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the Amended Plan, such tendered or withheld shares will be available for future grants under the Amended Plan.

The maximum aggregate number of shares subject to awards that may be granted to any one participant during any calendar year is 1,500,000, and the maximum aggregate amount of cash that may be paid pursuant to an awards granted to any one participant during any calendar year is $5,000,000. In addition, the grant date value of awards granted to any non-employee director during any calendar year may not exceed $500,000.

Awards granted under the Amended Plan may vest no earlier than the first anniversary of the grant date, provided that up to 5% of the shares available for issuance as of the effective date of the Amended Plan may be granted without respect to such minimum vesting requirement. For the purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, so long as the period between such meetings is not less than 50 weeks. In addition, the administrator may provide for the acceleration of any award in connection with a participant’s death, disability or termination of service or a change in control.

Awards

The Amended Plan provides that the administrator may grant or issue stock options (including NQSOs and ISOs), SARs, restricted stock, RSUs, deferred stock, deferred stock units, dividend equivalents, stock payments and stock- or cash-based performance awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, conditions and limitations of the award.

•	NQSOs will provide for the right to purchase shares of our Class A common stock at a specified price which may not be less than fair market value on the date of grant. As of March 29, 2017, the closing stock price of our Class A common stock on the NYSE was $20.80. NQSOs usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQSOs may be granted for any term specified by the administrator that does not exceed ten years.

•	ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class A common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the Amended Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•	Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, generally will have voting rights and will have the right to receive dividends; however, dividends accrued on restricted stock may not be paid until and to the extent the award vests.

•	RSUs may be awarded to any eligible individual subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•	Deferred stock awards and deferred stock unit awards represent the right to receive shares of our Class A common stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

•	SARs may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class A common stock over a set exercise price. The exercise price of any SAR granted under the Amended Plan must be at least 100% of the fair market value of a share of our Class A common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Amended Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in individual SAR agreements. SARs under the Amended Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

•	Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or board of directors, as applicable. No dividend equivalents will be payable with respect to stock options or SARs, and dividend equivalents are not payable until the underlying award vests.

•	Stock payments may be authorized by the administrator in the form of Class A common stock or an option or other right to purchase Class A common stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

•	Performance awards may be granted by the administrator on an individual or group basis. Generally, these awards, which may include performance stock units, will be based upon specific performance targets and may be paid in cash or in Class A common stock or in a combination of both. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in common stock or in a combination of both. The administrator will determine whether performance awards are intended to constitute “qualified performance-based compensation” (“QPBC”) within the meaning of Section 162(m), in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m).

Section 162(m) imposes a $1,000,000 cap on the compensation deduction that a publicly-held corporation may take in respect of compensation paid to its “covered employees” (which generally includes the corporation’s Chief Executive Officer and next three most highly compensated executive officers other than the Chief Financial Officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to stockholder-approved performance criteria.

For purposes of the Amended Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) earnings per share; (xvii) adjusted earnings per share; (xviii) price per share; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, working capital, goals relating to acquisitions or divestitures, land management, net sales or closings, inventory control, inventory, land or lot improvement or reduction, implementation or completion of critical projects and economic value; (xx) book value; (xxi) market share; (xxii) economic value; (xxiii) employee satisfaction; (xxiv) return on investments; (xxv) cost reduction; (xxvi) interest expense after taxes; (xxvii) certain financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxviii) improvements in capital structure; (xxix) net cash provided by operations; (xxx) debt levels, covenants, ratios or reductions, (xxxi) financing and other capital raising transactions; (xxxii) investment sourcing activity; (xxxiii) marketing initiatives and (xxxiv) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

The 2017 Short-Term Cash Incentive Awards approved by the Compensation Committee for Covered Executives are intended to constitute QPBC and are subject to stockholder approval of the Amended Plan. In the event the Amended Plan is not approved by stockholders, each Covered Executive will forfeit his 2017 Short-Term Cash Incentive Award.

Change in Control; Adjustments of Awards

In the event of a change in control, each award will be assumed or substituted by the successor corporation and such assumed or substituted award shall vest in full in the event the holder is terminated without cause within

12 months following the change in control, provided that any such performance awards shall vest on a pro rata basis based on actual performance. In the event the successor corporation refuses to assume or substitute for the awards, the administrator may cause the awards to terminate upon the change in control in exchange for cash, rights or other property or for the awards to vest in full, provided that any performance awards will vest on a pro rata basis based on actual performance as of the change in control.

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction affecting the number of outstanding shares of our common stock or the share price of our common stock, the administrator, in its sole discretion, will make appropriate, proportionate adjustments and substitutions to the Amended Plan and award agreements, including adjustments to: (i) the aggregate number, class and kind of securities that may be delivered under the Amended Plan; (ii) in the aggregate or to any one participant, the number, class and kind of securities subject to outstanding awards granted under the Amended Plan; and/or (iii) the grant or exercise price per share of any outstanding awards under the Amended Plan.

Amendment and Termination

The administrator of the Amended Plan may alter, amend, suspend or terminate the Amended Plan at any time and from time to time. However, we must obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule) or to “reprice” any stock option or SAR or cancel any stock option or SAR in exchange for cash or another award when the exercise or base price exceeds the fair market value of the underlying shares.

Expiration Date

No award may be granted pursuant to the Amended Plan after March 31, 2027. Any award that is outstanding on the expiration date of the Amended Plan will remain in force according to the terms of the Amended Plan and the applicable award agreement.

Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. For federal income tax purposes, if participants are granted non-qualified stock options under the Amended Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to participants when participants are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to us, unless participants dispose of the shares of common stock within (1) two years after the date of grant of the option or (2) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects, with our approval, to accelerate recognition as of the date of grant); RSUs, deferred stock, deferred stock units, stock payments and other types of awards are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m)

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Amended Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

QPBC is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the material terms of the plan are disclosed to and approved by the stockholders, (4) for stock options and SARs, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options and SARs, established performance criteria that must be met before the award actually will vest or be paid, and (5) in the case of awards other than stock options and SARs, the compensation committee has certified that the performance goals have been met prior to payment.

The Amended Plan is designed to permit the administrator to grant awards which are intended qualify as QPBC under Section 162(m); however, awards other than options and stock appreciation rights granted under the Amended Plan will only be treated as QPBC under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m). As one of the factors in its decisions regarding grants under and administration of the Amended Plan, the administrator will consider the anticipated effect of Section 162(m). These effects will depend upon a number of factors, including not only whether the grants qualify for the performance exception, but also the timing of executives’ vesting in or exercise of previously granted equity awards and receipt of other compensation. Furthermore, interpretations of and changes in the tax laws and other factors beyond the administrator’s control may also affect the deductibility of compensation. For these and other reasons, the administrator may make grants that do not qualify for the performance exception and our tax deductions for those grants may be limited or eliminated as a result of the application of Section 162(m).

Section 409A of the Code

Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Assuming stockholder approval of the Amended Plan, all future grants of awards under the Amended Plan are subject to the discretion of the administrator, and it is not possible to determine the benefits that will be received in the future by participants in the Amended Plan.

Certain tables above under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards table, Outstanding Equity Awards at Fiscal Year-End table, and Option Exercised and Stock Vested table, and the table under the heading “Director Compensation,” set forth information with respect to prior awards granted to our NEOs and non-employee directors under the Prior Plan.

Equity Award Grants Under the Prior Plan Since Inception

The following table sets forth summary information concerning the number of shares of our common stock subject to awards granted under the Prior Plan to our named executive officers, directors and employees since the Prior Plan’s inception through March 29, 2017, the record date for the 2017 Annual Meeting.

Name	Stock Option Grants (#)	Weighted Average Exercise Price ($)	Restricted Stock Awards (#)	Performance- based Restricted Stock Awards (#)(1)	Total Grants (#)

Matthew R. Zaist	349,014	$14.56	180,054	310,121	839,189
William H. Lyon	120,000	$25.82	85,593	288,691	494,284
William Lyon	—	—	10,869	26,164	37,033
Colin T. Severn	37,257	$8.66	47,126	96,865	181,248
Jason R. Liljestrom	—	—	19,290	34,323	53,613
All current executive officers as a group (5 persons)	608,544	$15.43	429,351	852,740	1,890,635
Each associate of any such executive officers	—	—	10,869	26,164	37,033
Each other person who received or is to receive 5 percent of such options, warrants or rights	—	—	—	—	—
All employees, including all current officers who are not executive officers, as a group	208,107	$8.66	484,172	379,363	1,071,642

(1)	The figures reported in this column represent actual shares earned for historical performance periods, and the maximum number of shares for the 2017 performance period.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE WILLIAM LYON HOMES AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the record date, March 29, 2017, regarding the beneficial ownership of our Class A common stock and Class B common stock by: (i) each of our directors and director nominees; (ii) each of our named executive officers for the year ended December 31, 2016; (iii) all of our current directors and current executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G, and one Form 4, through March 29, 2017. With respect to our named executive officers for the year ended December 31, 2016, the titles included in the table below reflect current titles, which differ as compared to such titles as of December 31, 2016 with respect to one named executive officer. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)			PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class(2)	Number		Percent of Class
Named Executive Officers and Directors:

William H. Lyon	Executive Chairman and Chairman of the Board	343,589	(4)	1.2%	5,721,434	(5)	100%	50.0%

Matthew R. Zaist	President & Chief Executive Officer and Director	652,824	(6)	2.2%	—		—	1.3%

General William Lyon	Chairman Emeritus	74,008	(7)	*	—		—	*

Colin T. Severn	Senior Vice President & Chief Financial Officer	146,258	(8)	*	—		—	*

Jason R. Liljestrom	Senior Vice President, General Counsel & Corporate Secretary	48,558	(9)	*	—		—	*

Douglas K. Ammerman	Director	46,051	(10)	*	—		—	*

Michael Barr	Director	—		—	—		—	—

Thomas F. Harrison	Director	17,119	(11)	*	—		—	*

Gary H. Hunt	Director	40,298	(12)	*	—		—	*

Matthew R. Niemann	Director	39,768	(13)	*	—		—	*

Lynn Carlson Schell	Director	53,449	(14)	*	—		—	*

All directors and executive officers as a group (11 individuals)		1,661,056	(15)	5.6%	5,721,434		100%	52.0%

5% Stockholders (not listed above):

GMT Capital Corp(16)		4,588,417		15.7%	—		—	9.5%

Paulson & Co. Inc.(17)		3,322,666		11.3%	—		—	6.9%

Dimensional Fund Advisors LP(18)		1,875,555		6.4%	—		—	3.9%

TimesSquare Capital Management, LLC(19)		1,743,230		6.0%	—		—	3.6%

BlackRock, Inc.(20)		1,480,087		5.1%	—		—	2.9%

Ameriprise Financial, Inc.(21)		1,443,711		4.9%	—		—	3.1%

Denotes less than 1.0% of beneficial ownership.

(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of March 29, 2017, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Based on (i) 29,292,642 shares of Class A common stock issued and outstanding as of March 29, 2017, including an aggregate of 1,170,885 unvested shares of restricted stock (553,909 of which remain subject to achievement of a performance condition), (ii) 3,813,884 shares of Class B Common Stock outstanding as of March 29, 2017, and (c) 1,907,550 shares of Class B common stock issuable upon the exercise of a warrant (the “Class B Warrant”) held by Lyon Shareholder 2012, LLC (“Lyon LLC”). The Class B Warrant is exercisable at any time prior to February 24, 2022. Shares of common stock which the applicable stockholder has the right to acquire within 60 days of March 29, 2017 are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.
(3)	Each share of Class A common stock and unvested restricted stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share.
(4)	Includes (i) 118,296 shares of Class A Common Stock, (ii) 127,718 shares of unvested restricted stock that remain subject to achievement of a performance condition, (iii) 94,642 additional shares of unvested restricted stock, and (iv) 2,933 shares of Class A common stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”). William H. Lyon (our Executive Chairman and Chairman of the Board) is Trustee of the Lyon Trust and holds voting and dispositive power over these shares. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858.
(5)	Represents (i) 3,813,884 shares of Class B common stock held by Lyon LLC and (ii) the Class B Warrant held by Lyon LLC. The Class B common stock is convertible into Class A common stock at any time at the election of the holder, as well as under certain other circumstances. The Class B Warrant is immediately exercisable and expires on February 24, 2022. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust (collectively, the “Trusts”). William H. Lyon (our Executive Chairman and Chairman of the Board) is the beneficiary of each of the Trusts, and is the manager of Lyon LLC. In such capacity, William H. Lyon has voting and investment power of the securities held by Lyon LLC. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement and based on current ownership levels, Lyon LLC has agreed to vote its shares in favor of a certain number of director nominees supported by the Paulson Investor (as defined below).
(6)	Includes (i) 99,646 shares of Class A common stock, (ii) 121,026 shares of Class A common stock held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest (the “LLC”), (iii) 156,724 shares of unvested restricted stock that remain subject to achievement of a performance condition, (iv) 105,731 additional shares of unvested restricted stock, (v) 3,317 shares of Class A common stock subject to options exercisable within 60 days of March 29, 2017, and (vi) 166,380 shares of Class A common stock subject to options exercisable within 60 days of March 29, 2017 that are held by the LLC.
(7)	Includes (i) 67,052 shares of Class A common stock and (ii) 6,956 shares of unvested restricted stock.
(8)	Includes (i) 32,537 shares of Class A common stock, (ii) 50,494 shares of unvested restricted stock that remain subject to achievement of a performance condition, (iii) 34,863 additional shares of unvested restricted stock, and (iv) 28,364 shares of Class A common stock subject to options exercisable within 60 days of March 29, 2017.
(9)	Includes (i) 6,158 shares of Class A common stock, (ii) 25,924 shares of unvested restricted stock that remain subject to achievement of a performance condition, and (iii) 16,476 additional shares of unvested restricted stock.
(10)	Includes (i) 34,385 shares of Class A common stock and (ii) 11,666 shares of unvested restricted stock.
(11)	Includes (i) 11,564 shares of Class A common stock and (ii) 5,555 shares of unvested restricted stock.
(12)	Includes (i) 15,125 shares of Class A common stock, (ii) 18,229 shares of Class A common stock held by a solo defined benefit plan of which Mr. Hunt is the sole beneficiary, and (iii) 6,944 shares of unvested restricted stock.
(13)	Includes (i) 34,213 shares of Class A common stock and (ii) 5,555 shares of unvested restricted stock.
(14)	Includes (i) 47,894 shares of Class A common stock and (ii) 5,555 shares of unvested restricted stock.
(15)	Includes (i) 625,939 shares of Class A common stock, (ii) 416,414 shares of unvested restricted stock that remain subject to achievement of a performance condition, (ii) 342,823 additional shares of unvested restricted stock, and (iii) 275,880 shares of Class A common stock subject to options exercisable within 60 days of March 29, 2017.

(16)	Based solely on a Form 4 filed with the SEC on March 15, 2017 (the “Form 4”) jointly by Bay Resource Partners, L.P. (“Bay”), Bay II Resource Partners, L.P. (“Bay II”), Bay Resource Partners Offshore Master Fund, L.P. (“Offshore Fund”), GMT Capital Corp. (“GMT Capital”), and Thomas E. Claugus (“Claugus” and collectively, the “GMT Reporting Persons”), the GMT Reporting Persons owned an aggregate of 4,588,417 shares of our Class A common stock as of such date. According to the Form 4, GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital. GMT Capital and Mr. Claugus may be deemed to beneficially own indirect pecuniary interest as the result of performance-based fees and profit allocations. Each of GMT Capital and Mr. Claugus disclaims such beneficial ownership except to the extent ultimately realized. 4,588,417 shares of common stock is the aggregate number of shares of common stock owned by the GMT Reporting Persons and is owned as follows: Bay = 1,253,510 shares directly owned by it; Bay II = 964,280 shares directly owned by it; Offshore Fund = 2,116,627 shares directly owned by it; GMT Capital = 74,600 shares of common stock beneficially owned by it with respect to separate client accounts managed by it; Claugus = 179,400 shares directly owned by him. Based on the SEC filings, the business address of GMT Capital is 2300 Windy Ridge Parkway Suite 550 South, Atlanta, GA 30339.
(17)	Paulson & Co. Inc. (“Paulson”) is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice to and manages various onshore and offshore investment funds and separately managed accounts (collectively, the “Funds”). The shares included in this table are held by WLH Recovery Acquisition LLC, a Delaware limited liability company (the “Paulson Investor”), and the Paulson Investor is one of the Funds. In its role as investment advisor and manager of the Funds, Paulson possesses voting and/or investment power over the ordinary shares owned by the Funds. As the President and sole Director of Paulson, John Paulson may be deemed to have voting and/or investment power over such shares. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. Pursuant to the Stockholders Agreement described elsewhere in this proxy statement and based on current ownership levels, the Paulson Investor has agreed to vote its shares in favor of a certain number of director nominees supported by Lyon LLC.
(18)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP, (“Dimensional Fund”) has sole voting power over 1,780,748 shares, and sole dispositive power over 1,875,555 shares, of our Class A common stock owned by its investment advisory clients. Dimensional Fund is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Dimensional Fund furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain comingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, according to the 13G, all securities reported on the 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds described above have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional Fund disclaims beneficial ownership of all such securities. The address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin TX 78746.
(19)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2017, TimesSquare Capital Management, LLC (“TimesSquare”) has sole voting power over 1,737,230 shares, and sole dispositive power over 1,743,230 shares, of our Class A common stock owned by its investment advisory clients. TimesSquare serves as an investment adviser to its clients who hold such securities. According to its 13G/A filing, to the knowledge of TimesSquare, no individual client has an interest of more than five percent of the class of the securities reported therein. The address of TimesSquare is 7 Times Square, 42nd Floor, New York, NY 10036.
(20)	Based solely on a Schedule 13G filed with the SEC on January 30, 2017, BlackRock, Inc., a parent holding company, and its subsidiaries, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC and BlackRock Japan Co Ltd. (collectively, “BlackRock”), has sole voting power over 1,439,053 shares, sole dispositive power over 1,480,051 shares, and shared power to vote or dispose of 36 shares, of our Class A common stock owned by BlackRock. According to its 13G filing, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(21)	Based solely on a Schedule 13G filed with the SEC on February 10, 2017, jointly by Ameriprise Financial, Inc., a parent holding company (“AFI”), and its subsidiary, Columbia Management Investment Advisers, LLC (“CMIA” and jointly, the “AFI Reporting Persons”), the AFI Reporting Persons have shared voting power over 1,383,511 shares, and shared dispositive power over 1,443,711 shares, of our Class A common stock owned by CMIA’s investment advisory clients. AFI is a parent holding company. CMIA is an investment adviser registered under section 203 of the Investment Advisers Act of 1940, and is the subsidiary which acquired the securities reported on the Schedule 13G. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported herein by CMIA. According to its 13G filing, the shares reported by AFI include those shares separately reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported on the 13G. The address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address of CMIA is 225 Franklin St., Boston, MA 02110.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for the Company’s named executive officers (“NEOs”), who for 2016 were:

•	Matthew R. Zaist, President and Chief Executive Officer;

•	William H. Lyon, Executive Chairman and Chairman of the Board (formerly Co-Chief Executive Officer and Vice-Chairman of the Board);

•	General William Lyon, Chairman Emeritus (formerly Executive Chairman and Chairman of the Board);

•	Colin T. Severn, Senior Vice President and Chief Financial Officer; and

•	Jason R. Liljestrom, Senior Vice President, General Counsel and Corporate Secretary (formerly Vice President, General Counsel and Corporate Secretary)

2016 and 2017 Leadership Structure Transitions

As part of its strategy to foster ongoing growth, the Company continued its multi-step succession planning approach through 2016. Effective as of March 22, 2016, the Company promoted Matthew R. Zaist to President and Chief Executive Officer and William H. Lyon transitioned to Executive Chairman, succeeding General William Lyon as Chairman of the Board. As of March 22, 2016, General Lyon assumed the newly created employee role of Chairman Emeritus. General Lyon remained as a member of the Board through 2016 and up until his voluntary resignation as a Board member on February 17, 2017, after which he continues to serve as Chairman Emeritus and with an invitation to attend Board meetings in non-voting role as a Board observer, as appropriate. In addition, effective as of August 10, 2016, the Board appointed Mr. Zaist to serve as a member of the Board. For purposes of the further narrative discussion of this Compensation Discussion and Analysis, unless stated otherwise or the context otherwise requires, we refer to Matthew R. Zaist as the Chief Executive Officer or CEO, William H. Lyon as the Executive Chairman, and to General William Lyon as the Chairman Emeritus, as such titles were in place as of the end of fiscal year 2016.

Selected 2016 Business Highlights

2016 was another year of significant progress for William Lyon Homes in executing on its growth plans. During 2016, the homebuilding industry continued to recover, partially offset by increased land and labor costs. Using same-store price increases to mitigate these cost increases and executing on our operational strategic initiatives in our core Western U.S. markets, William Lyon Homes delivered a year of strong financial and operational results, with continued double digit growth in revenue and adjusted EBITDA. We believe that our strong underlying financials, as well as our business strategy and leadership, as outlined in more detail below, position us well for future financial gains.

Category	Performance Highlights
Fiscal Year 2016 Financial Highlights (comparisons to 2015 fiscal year)

•    Grew our home sales revenue by 30% to $1,402.2 million

•    Delivered 2,781 new homes, up 20% and marking the highest annual deliveries in ten years

•    Produced Pre-tax Income of $102.8 million, up 18%

•    Generated Net Income of $59.7 million, up 4%, and Adjusted EBITDA* of $188.1 million, up 19%

Category	Performance Highlights
Key Operational Performance Indicators

•    Average sales locations for the full year 2016 was 74 communities, representing a 9% increase over the 2015 average, demonstrating continued strengthening of our operating platform across key geographies

•    Balanced approach on product and buyer segments with the ability to continue to drive focus on the entry-level buyer, which rose to 47% of homes delivered in 2016

•    Community count growth and healthy absorption pace generated net new home orders of 2,775, the highest annual number of net new home orders in 11 years

•    Posted a 2016 year-end backlog value of $411 million, up 5%, and 733 units, relatively flat from last year as a result of the Company’s strong backlog conversion rate

Execution of Strategic Initiatives

•    Remained in operational growth mode, achieving a year of growth in orders, deliveries, revenue, profitability, and community count, while also improving the Company’s balance sheet and leverage position

•    Achieved substantive progress in reducing our overall debt level, including the pay down of over $105 million of debt during Q4 2016, which enabled our refinancing which closed in January of 2017 of $450 million in long-term debt that is expected to result in annual interest savings of approximately $10 million and further stagger our senior note debt maturities

•    Reduced the ratio of debt to total capital from 62.2% to 58.6%, and net debt to total capital (net of cash)* from 61.1% to 57.6%, respectively, as of the end of 2016

*	Adjusted EBITDA and the ratio of net debt to total capital are not financial measures prepared in accordance with U.S. GAAP. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in Appendix B hereto. The Company believes that the ratio of net debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. For a reconciliation of this non-GAAP measure to the ratio of debt to total capital, see page 63 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Pay for Performance Alignment

The Company’s pay philosophy is to provide rewards that have a strong alignment with operating performance delivered as well as with stockholders. In line with this philosophy, the Committee used a 2016 executive pay program that requires management to deliver strong results to earn awards, and maintains pay policies and programs that support shareholder interests. The shareholder alignment was reinforced by our approach of providing a significant portion of target total compensation in long-term incentive equity value (more than 40% for our CEO). Furthermore, for our CEO 75% of the target long-term incentive equity value was provided in the form of performance-based restricted stock. Ultimately, while we delivered operating results in 2016 that demonstrated strong year-over-year growth, we did not meet all of our planned performance metrics. Our incentive plans include direct performance factor measurement in both the bonus and equity performance shares. As a result of not meeting our internal performance objectives, actual 2016 bonus and performance equity payouts were below target. A summary overview of the pay structure and awards delivered in light of the performance results is outlined below:

Category	2016 Pay Practices and Outcomes
Pay Program Design that Emphasizes Pay for Performance

•    Placed significant weighting on at risk pay (approximately 80% for our CEO and an average of approximately 55% for other incentive eligible NEOs (which excludes the Chairman Emeritus) based on total target compensation)

•    Established challenging performance goals—for example, the 2016 Adjusted EBITDA target was set at a level that was 27% greater than the actual results of such metric for the 2015 fiscal year

Actual 2016 Payouts Aligned Pay With Performance

•    The Company achieved 98.2% of the Adjusted EBITDA goal under its cash incentive program, which led to payment at 96% of target for that portion (which is 75%) of the cash incentive

•    While the Company delivered strong results on operational and strategic metrics in 2016, with continued community count growth across the Company’s expanded geographic footprint, progress on execution of financing activity that will support long-term growth, and overall balance sheet improvement, based on the CEO’s recommendation, the Compensation Committee adjusted the funding of the 25% strategic portion of the cash incentive program downward to 36%-46% of target to ensure adequate bonus funding for the field operations teams and as a result of not achieving certain leverage reduction goals established at the beginning of the year

•    The Executive Chairman, CEO and CFO earned approximately 57% of the target amount of their 2016 performance-based restricted shares, which vest ratably over a three-year period after the performance period. This earning level reflects achievement of 96.3% of both the Return on Equity (“ROE”) target and the Earnings per Share (“EPS”) target, and of the failure to achieve the Net Debt to Tangible Net Worth Leverage Ratio (“NDLR”) target

•    The other incentive eligible NEO earned 91% of his 2016 performance-based restricted shares, which also vests ratably over a three-year period, based on the achievement of 96.3% of ROE target

Category	2016 Pay Practices and Outcomes
Other Compensation and Governance Highlights

•    We maintain robust stock ownership guidelines that require our NEOs to hold 100% of their shares until they attain certain pre-established multiples of base salary which are 4x (for our CEO and Executive Chairman) and 2x (for all other NEOs, excluding our Chairman Emeritus who no longer participates in the equity incentive program) base salary

•    All of our employees and Board members are prohibited from engaging in certain speculative transactions such as short sales and limit orders that last more than 48 hours, and are subject to prohibitions against purchasing shares on margin and pledging the Company’s securities as collateral to secure loans, and entering into any hedging or similar transactions with respect to Company securities

2016 Advisory Vote on Executive Compensation

At our 2016 Annual Meeting of Stockholders, our stockholders voted to approve on an advisory basis the compensation of our NEOs for 2015. Approximately 96.7% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation, which we believe was reflective of stockholders’ confidence in our existing compensation policies and structure, and the Compensation Committee determined that the executive compensation philosophy and compensation elements continued to be generally appropriate for 2016. The most significant changes made in 2016 were to introduce direct measures of EPS and balance sheet improvement in the 2016 performance share awards. The aforementioned advisory vote at the 2016 Annual Meeting of Stockholders was our third such vote following our initial public offering in May 2013. We continue to assess and periodically refine our compensation programs as a public company to better align with market and/or our strategic business needs, though we believe that the strong support received from our stockholders signals that significant changes to our pay program designs are not specifically needed at this time.

2017 Business Focus and Compensation Highlights

Based on the results of the 2016 advisory vote on executive compensation noted above, and the overall perspective of the Compensation Committee that our pay programs support positive business focus and create alignment with shareholders, we felt that limited changes to the compensation program were needed in 2017. The exception to this is that the Company will be simplifying the 2017 equity awards provided to NEOs by using ROE and EPS as the sole metrics for our performance-based restricted stock. Given its ongoing strategic importance, balance sheet and leverage improvement will continue to be measured, though it will be incorporated as one factor in the strategic portion of the short-term cash incentive program. The Compensation Committee believes this will provide enhanced flexibility for the organization to pursue further operational growth in 2017 while continuing to improve the balance sheet and maintain strong earnings for shareholders. With this adjustment, equity awards to all eligible NEOs will include a weighting of 33% on ROE Performance-Based Shares, 33% on EPS Performance-Based Shares, and 33% Time-Based Restricted Shares. Each of these awards vest ratably over three years from grant, pending achievement of the performance goals on the 2/3rds of award value linked to performance-based awards.

Role of the Compensation Committee and Compensation Consultants

The Company’s executive officer compensation decisions are made by the Compensation Committee, which is composed entirely of independent non-employee members of the Company’s Board. The Compensation Committee receives recommendations from the Company’s Executive Chairman and Chief Executive Officer regarding the compensation of the Company’s executive officers, other than themselves. These individuals provide the Compensation Committee with insight on the individual and overall performance of executives, other then themselves, including the achievement of personal objectives, if any. The Compensation Committee is advised by and consults with outside independent compensation consultants as it deems appropriate. In November 2015 the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2016, and again retained Mercer in November 2016 for the 2017 year. Prior to, and following, such engagements, the Compensation Committee evaluated the independence of Mercer, considering the independence factors as required by the NYSE, and concluded that no conflict of interest would prevent Mercer from serving as an independent consultant to the Committee. The Compensation Committee weighs the advice and feedback from its compensation consultant and the members of the Board of Directors, as well as the views of, and information gathered by, the members of management it has consulted in conjunction with its review of other information the Committee considers relevant when making decisions regarding executive officer compensation.

Compensation Philosophy and Objectives

The primary goals of the Company’s compensation program are to:

•	Provide appropriate rewards for successful performance, and align pay and performance overall;

•	Encourage retention of top executives who may have attractive opportunities at other companies, given the highly competitive homebuilding industry;

•	Align executive pay with the interests of the Company’s stockholders; and

•	Position its selling, general and administrative (“SG&A”) costs at competitive levels when compared with other homebuilders who are considered peers.

In general, the Compensation Committee strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its compensation objectives. The Compensation Committee also generally seeks to place greater emphasis on long-term incentives for its senior executives. The objective of the Company’s non-cash and long-term incentive-based programs is to align the compensation of the NEOs with the interests of the Company’s stockholders. However, the Compensation Committee does not have rigid apportionment goals or policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. The Company’s mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee uses peer group (see peer group information below) data as one input to assess the reasonableness and competitiveness of executive officer pay, and considers additional qualitative factors for the NEOs on an individual and aggregate basis.

With these objectives in mind, leading into 2016, the Compensation Committee requested that Mercer engage in an assessment of the Company’s executive compensation programs and practices in light of peer market practices and in consideration of Company business and talent strategy objectives. Mercer compiled information on the compensation practices of a homebuilding peer group that was revised from the peer group used by the Compensation Committee to assess 2015 compensation, and which revised peer group more closely aligns with the Company’s revenue size, market capitalization and scope and scale of the business, while retaining a group of exclusively homebuilders. The peer group selected for 2016 includes the following companies: KB Home, Meritage Homes, Hovnanian Enterprises, MDC Holdings, Beazer Homes USA, M/I Homes, Century Communities, LGI Homes, WCI Communities, AV Homes, and The New Home Company. The Committee used this peer group data to assess the reasonableness and competitiveness of executive officer compensation for NEOs other than for General William Lyon, previously the Executive Chairman. For 2016 the Committee did not have an explicit pay position strategy or target relative to peers by component of pay or by executive. While consideration of peer group data was one aspect of the process used to establish fiscal year 2016 compensation, the Compensation Committee also relied on its experience and judgment as well as the

Company’s recent performance, the current economic environment and the Company’s growth plans and objectives to set overall compensation levels. The Compensation Committee also based its determinations for 2016 compensation levels on each individual NEO’s leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. With respect to the previous Executive Chairman General Lyon’s compensation levels for 2016, the Compensation Committee generally considered market pay for other executive chairs in homebuilding and other industries as a reference point, but it did not benchmark against any particular range or target, and the decision was primarily driven by qualitative factors such as General Lyon’s degree of contributions to the business, his founding role, reputation in the industry, role in mentoring other members of senior management, and other factors.

Ultimately, upon review with Mercer and based on its overall review and assessment of our compensation policies and programs, the Compensation Committee continued to believe for 2016 that the existing pay programs were aligned with our overall pay for performance philosophy and were positioned appropriately given the competitive market and the respective contributions and capabilities of our executives. Further, the Committee believes that the 2016 core target compensation levels approved for our NEOs in the aggregate are at or below the market median of the peer reference points. While the Compensation Committee made certain modest adjustments to provide compensation and award opportunities commensurate with growth in our business, it generally kept the core program intact from the previous year. Modest changes made to the 2016 compensation program were intended to create a mechanism through which to more clearly measure EPS and balance sheet improvement in the business as these are important factors that can influence the value delivered to our stockholders. For the annual short-term cash incentive plan, we continued to use a Strategic Objectives metric that covers 25% of the target opportunity for our NEOs that allows the Committee to provide more or less payout than that which would have been funded from the direct financial results, assuming that at least the threshold level of performance has been achieved. For our long-term incentive program, the 2016 grants included a balance of 25% time-vesting restricted shares and 75% performance-based restricted shares (versus 50% time-vesting restricted shares and 50% performance-based restricted shares in 2015) for the Executive Chairman, CEO and CFO. For the other eligible NEO, we maintained a consistent 50% time-vesting restricted share and 50% performance-based restricted share composition. The aforementioned refinement was intended to introduce two additional performance measures (NDLR and EPS) to the existing ROE measure to balance the inputs into the performance award vesting and provide a direct focus on metrics that can enhance stockholder value creation.

Elements of Compensation for 2016

Base Salary

The Compensation Committee generally reviews the base salary of the Company’s NEOs annually. For 2016, with respect to all NEOs other than General Lyon, for whom salary was the principal component of compensation, the Company does not regard salary as the principal component of compensation, and also uses short-term annual cash incentive and long-term equity incentives to reward performance and loyalty while keeping SG&A costs competitive.

The table below shows each NEO’s annual base salary for each of the 2015 and 2016 fiscal years, which outside of an increase to Jason R. Liljestrom to better reflect competitive market levels do not reflect year-over-year increases.

Name	FY 2015 Base Salary ($)	FY 2016 Base Salary ($)
Matthew R. Zaist	650,000	650,000
William H. Lyon	750,000	750,000
General William Lyon	1,000,000	1,000,000
Colin T. Severn	325,000	325,000
Jason R. Liljestrom	265,000	285,000

In addition to base salaries, and consistent with 2015, in March 2016 the Compensation Committee utilized a short-term cash incentive and long-term equity incentive program for 2016 (the “2016 Incentive Program”) pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 Plan”). This consisted of cash incentive payout opportunities for all NEOs and long-term incentive equity awards for all NEOs other than General Lyon, who was not eligible to participate in the 2016 Incentive Program, subject to various targets and conditions, as further described below.

2016 Cash Short-Term Incentive Compensation

Pursuant to the 2016 Incentive Program, for fiscal year 2016, all eligible NEOs had an opportunity to earn a cash short-term incentive payout of up to 200% of their target cash incentive payout based 75% on the Company’s achievement of a pre-established adjusted EBITDA target (“Adjusted EBITDA”) and 25% based on achievement of strategic objectives, with such adjustments as may be approved by the Compensation Committee, including positive and negative discretion relative to the financial results delivered, as applicable. This strategic objective approach was selected in order provide the Committee with greater flexibility in assessing and rewarding performance that may or may not be directly reflected in the financial results generated. Payouts as a percentage of target opportunity for NEOs are set forth in the table immediately below.

	Threshold	Target	Maximum
Percent of Performance Target Achieved	75%	100%	125%
Cash Incentive Payout (as a % of Target Opportunity)	37.5%	100%	200%

Achievement of performance criteria in between the threshold, target, and maximum levels above would result in payouts calculated based on linear interpolation between the performance multiples of target. Mr. Zaist’s target annual incentive opportunity was raised to 200% of salary in conjunction with his promotion to CEO to reflect market practices and provide a strong incentive to achieve targeted business results. Target cash incentive opportunities for eligible NEOs were as follows:

Name	FY 2016 Target Cash Incentive Opportunities (as a % of Base Salary)
Matthew R. Zaist	200%
William H. Lyon	150%
Colin T. Severn	100%
Jason R. Liljestrom	100%

As permitted under the terms of the 2016 Incentive Program, the Adjusted EBITDA metric is calculated based on net income available to common stockholders, plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) cash distributions of income from unconsolidated joint ventures, and (vii) equity in income of unconsolidated joint ventures. The 2016 Adjusted EBITDA target was set at a level that was 27% greater than the actual Adjusted EBITDA results of such metric for the 2015 fiscal year.

The table below shows the Adjusted EBITDA goal established and our actual performance for 2016:

Target Consolidated EBITDA(1)	Actual Consolidated EBITDA(1)	Percent of Target
$164.6 million	$161.7 million	98.2%

(1)	The 2016 target and actual results exclude non-cash purchase accounting adjustments relative to the as-reported Adjusted EBITDA results, which for 2016 was approximately $26.4 million.

For 2016, the Compensation Committee determined that management delivered strong results on operational and strategic metrics, with continued community count growth across the Company’s expanded geographic footprint, progress on execution of financing activity that will support long-term growth, and overall balance sheet improvement. However, upon the CEO’s recommendation, the Compensation Committee adjusted the funding of the 25% strategic portion downward so as to ensure adequate bonus funding for the Company’s field operations teams and in recognition of not achieving certain specific leverage reduction goals established at the beginning of the year. As such, the strategic portion of the bonus payout was reduced to 36%-46% of target for all NEOs, with the exception of the Chairman Emeritus who was not eligible for any short-term or long-term incentives in 2016. This created a total aggregate cash incentive payout range from 81%-84% of target. Set forth below are the actual 2016 cash incentive payouts for each NEO:

Name	2016 Cash Incentive Payout ($)
Matthew R. Zaist	1,085,500
William H. Lyon	911,250
General William Lyon	—
Colin T. Severn	265,000
Jason R. Liljestrom	235,000

Long-Term Equity-Based Compensation

Pursuant to the 2016 Incentive Program, the Company awards a mixture of 75% Performance-Based Restricted Stock and 25% Time-Based Restricted Stock (collectively, the “Long-Term Incentive Award”) to the Executive Chairman, CEO and CFO, and a mixture of 50% Performance-Based Restricted Stock and 50% Time-Based Restricted Stock to the other eligible NEO, all with a grant date of March 22, 2016 and the percentage split based on target number of shares of Performance-Based Restricted Stock. The 2016 Chairman Emeritus did not receive a Long-Term Equity Award. For the Executive Chairman, CEO, and CFO, this mix represents a shift to place 25% more of the award at risk based upon target achievement of financial goals. In addition, it introduced two new metrics, EPS and NDLR. These metrics were chosen as they reflect key aspects of the business’ performance that can influence the value generated for stockholders.

As outlined under “2017 Business Focus and Compensation Highlights”, in 2017 the Company will revise the Long-Term Incentive Award for all eligible NEOs to reflect 67% Performance-Based Restricted Stock (based on target achievement) and 33% Time-Based Restricted Stock, and use two performance measures (ROE and EPS) for the Performance-Based Restricted Stock awards.

For the portion of the Long-Term Incentive Award that is Time-Based Restricted Stock, the shares underlying such award vest in equal installments on each of March 1, 2017, 2018 and 2019, subject to the NEO’s continued service through each vesting date. For the portion of the Long-Term Incentive Award that is Performance-Based Restricted Stock, the actual number of shares to be earned under such awards (the “Earned Shares”) for the Executive Chairman, CEO and CFO is based on the Company’s achievement of pre-established ROE, EPS and NDLR targets as of the end of the 2016 fiscal year, or for the 2016 fiscal year, as applicable, with such adjustments as may be approved by the Committee. Each measure constitutes 1/3rd of the total shares of Performance-Based Restricted Stock. For the other incentive eligible NEO, the entirety of the Performance-Based Restricted Stock award is determined based on the same ROE targets, with such adjustments as may be approved by the Committee. ROE is calculated as the percentage equivalent of the fraction resulting from dividing the Company’s net income available to common stockholders during the 2016 performance period by the Total William Lyon Homes stockholders’ equity at December 31, 2015, each calculated in accordance with generally accepted accounting principles. EPS is calculated as the Company’s net income available to common stockholders during 2016, calculated in accordance with generally accepted accounting principles, divided by 38,500,000, the Company’s fully diluted shares outstanding. NDLR is calculated as the Company’s “Leverage Ratio” as defined under the Company’s Revolving Credit Facility dated as of March 27, 2015 (as may be further amended, restated or supplemented), which is generally calculated as the ratio of consolidated net debt to consolidated tangible net worth, and calculated as of the last day of the Performance Period.

One-third of the Earned Shares under the Performance-Based Restricted Stock will vest on each of March 1, 2017, 2018 and 2019, subject to each officer’s continued service through each such vesting date. The Performance-Based Restricted Stock opportunities for our NEOs are set forth below:

	Threshold	Target	Maximum
Percent of ROE Target Achieved for 2016 Fiscal Year	75%	100%	125%
Target Shares Earned	37.5%	100%	200%

	Threshold	Target	Maximum
Percent of EPS Target Achieved for 2016 Fiscal Year	90%	100%	110%
Target Shares Earned	45%	100%	200%

	Threshold	Target	Maximum
Percent of NDLR Target Achieved for 2016 Fiscal Year	<100%	100%	161%
Target Shares Earned	0%	100%	200%

Achievement of the ROE and EPS targets in between the threshold, target, and maximum levels above would result in Earned Shares calculated using linear interpolation between the performance multiples of target. With respect to the NDLR metric, there is no threshold below the target that would result in any Earned Shares achieved, and achievement of the NDLR target between target and maximum would result in Earned Shares calculated using linear interpolation between the performance multiples of target. Target award values were set in consideration of market award opportunities, individual contributions to the business, and for Mr. Zaist, in conjunction with his promotion to CEO. The following table sets forth a summary of the Long-Term Incentive Awards approved by the Compensation Committee in March 2016 for the NEOs:

Name	Threshold Shares of Performance-Based Restricted Stock	Target Shares of Performance-Based Restricted Stock	Maximum Shares of Performance-Based Restricted Stock	Shares of Time-Based Restricted Stock
Matthew R. Zaist	22,288	81,051	162,102	27,017
William H. Lyon	20,060	72,945	145,893	24,315
General William Lyon	—	—	—	—
Colin T. Severn	7,057	25,665	51,330	8,555
Jason R. Liljestrom	2,431	6,484	12,968	6,484

With respect to the Performance-Based Restricted Stock under the Long-Term Incentive Award, target ROE for 2016 was 9.8%, target EPS for 2016 was $1.61 per share, and target NDLR for 2016 was a 58.5%, which reflects a 560 basis point reduction from the actual result for such metric as of the end of the prior year. In February 2017, the Compensation Committee determined that the Company achieved ROE of approximately 9.44%, or 96.3% of target, resulting in each NEO earning 91% of his Target Shares tied to the ROE metric, EPS of $1.55 per share, or 96.3% of target, resulting in each applicable NEO earning 80% of his Target Shares tied to the EPS metric, and NDLR of 60.25%, or above the threshold, resulting in each applicable NEO earning 0% of his Target Shares tied to the NDLR metric. As demonstrated in the table below, with respect to Messrs. Zaist, William H. Lyon and Severn, this collectively resulted in each NEO earning 57% of his Target Shares with respect to the Performance-Based Restricted Stock, as their performance awards were split 1/3 between each of the three ROE, EPS and NDLR metrics. Actual Earned Shares for Mr. Liljestrom were 91% of his Target Shares with respect to the Performance-Based Restricted Stock, as his performance award was based entirely on the ROE metric, as demonstrated in the table below.

Name	Target Shares of Performance-Based Restricted Stock	Actual Shares Earned Under Performance-Based Restricted Stock	Shares of Time-Based Restricted Stock
Matthew R. Zaist	81,051	46,198	27,017
William H. Lyon	72,945	41,578	24,315
General William Lyon	—	—	—
Colin T. Severn	25,665	14,629	8,555
Jason R. Liljestrom	6,484	5,900	6,484

Perquisites and Other Personal Benefits

The Company provides our management team and more senior executives, including our NEOs, with certain perquisites and other personal benefits that the Company believes are reasonable and consistent with the overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include, with respect to all NEOs other than General William Lyon, an annual automobile allowance of $4,800 ($400 per month) for 2016, payable in accordance with the Company’s regular payroll schedule, and Company-paid gasoline for use of one personal vehicle for business purposes. In addition, for 2016 the Company paid for a driver and car service for General William Lyon for business purposes. Our NEOs are also eligible to participate in an executive supplemental health insurance program, and additional benefits under a long-term disability program.

In addition, the Company has established a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. The Company believes that providing a vehicle for tax-preferred retirement savings through the 401(k) plan adds to the overall desirability of its executive compensation package and further incents the Company’s employees, including the NEOs, in accordance with the Company’s compensation policies. For 2016, the Company approved payment of matching contributions to each eligible participant’s plan account in an amount equal to 50% of each participant’s deferrals for 2016, up to a maximum of 3% of the participant’s eligible compensation during 2016.

Stock Ownership, Holding and Anti-Pledging Policies

In 2013, our Board adopted stock ownership guidelines for certain of our executives, including each of our NEOs (for so long as he or she continues to serve as an executive officer of the Company), requiring such NEOs to hold stock with a value equal to the following ownership threshold levels:

Position	Minimum Level of Stock Value Required to be Held
Chief Executive Officer and Executive Chairman	4x Base Salary
Other NEOs	2x Base Salary

Under the terms of the Company’s stock ownership guidelines, applicable NEOs must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the executive officer’s qualifying holdings meet or exceed the applicable salary multiple. In 2016 our Chairman Emeritus did not receive any form of short-term or long-term incentive, and was exempted from our stock ownership guidelines effective 2017. In addition, absent a waiver by the Company or undue hardship, executive officers may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable salary multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held beneficially or of record by the executive officer, (ii) held by certain trusts or entities controlled by the executive officer, (iii) held by a 401(k) or other qualified pension or profit-sharing plan for the executive officer’s benefit and (iv) underlying vested restricted stock units. All of our NEOs are in compliance with the stock ownership guidelines.

In addition, the Company has implemented a prohibition applicable to all of our directors and employees, including our NEOs, from engaging in short sales, placing limit orders that last more than 48 hours, purchasing shares on margin and pledging the Company’s securities as collateral to secure loans, subject to limited exceptions based on a demonstration of certain facts and circumstances, and, absent highly unusual circumstances, all such employees and directors are prohibited from entering into any hedging or similar transactions with respect to securities.

Employment Agreements and Severance Benefits

On March 31, 2015, the Company and/or California Lyon entered into new employment arrangements with certain of our NEOs, including new employment agreements (collectively, the “New Agreements”) with William H. Lyon, then Chief Executive Officer, and currently Executive Chairman, and Matthew R. Zaist, then President and Chief Operating Officer, and currently President and Chief Executive Officer, and an offer letter with General William Lyon, then Executive Chairman, and current Chairman Emeritus. In connection with General Lyon’s transition into the Chairman Emeritus role, California Lyon entered into a new offer letter (the “Offer Letter”) with General Lyon effective as of March 22, 2016. The New Agreements and the Offer Letter for these NEOs superseded and replaced the Company’s prior employment agreements with such NEOs, as applicable, and the material terms of these new employment arrangements are described below.

Employment Agreements — William H. Lyon and Matthew R. Zaist

The New Agreements, each of which has a three year term that automatically renews for additional one year periods at the end of the then current term, provide for Messrs. Lyon and Zaist to receive a minimum base salary of $750,000 and $650,000, respectively, have an annual bonus targeted at a minimum of 150% of base salary and receive benefits generally available to other senior executives. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee, and if increased, shall not be decreased during the remainder of the term. For 2017, the Compensation Committee approved an increase to Mr. Zaist’s base salary to $900,000. The New Agreements also provide for Messrs. Lyon and Zaist to each be granted an option to purchase 120,000 shares of Company common stock, which the Compensation Committee approved with a grant date of April 1, 2015. The options were granted under the 2012

Plan and have an exercise price per share of $25.82, the closing trading price of the Company’s common stock on March 31, 2015. Mr. Lyon’s option vests in three equal installments on each of March 31, 2018, 2019 and 2020, and Mr. Zaist’s option vests in a single installment on March 31, 2018, in each case, subject to continued employment with the Company.

Under the New Agreements, if Mr. Lyon’s or Zaist’s employment is terminated by the Company without “cause,” as defined in the New Agreements, or by the executive for “good reason”, as described below, the executive is entitled to receive (i) a payment equal to the product of (A) 2.0 (or 3.0 in the event such termination occurs within 12 months following a change in control or within any period during which the Company or California Lyon is party to an agreement that would result in a change in control), multiplied by (B) the sum of the executive’s annual salary plus target cash bonus, based on the highest annual salary and annual target bonus during the term; (ii) any deferred and unpaid bonuses; (iii) a pro rata portion of the actual annual bonus earned for the fiscal year of termination; (iv) full acceleration of all equity awards and continued exercisability of options in accordance with their terms; and (v) continued healthcare coverage for up to 24 months. Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and compliance with the New Agreements’ restrictive covenants. The New Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the New Agreements, “good reason” will be deemed to have occurred, among other things, (i) if California Lyon materially breaches the employment agreement (including a material reduction in annual salary or reduction of the target cash bonus to less than 150% of the executive’s annual base salary), (ii) any material diminution in the executive’s title, responsibilities, duty and authority, (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business outside of Newport Beach, California, (iv) the provision by California Lyon to the executive of a notice of non-renewal, (v) any change in the person to whom the executive directly reports, except if to the Board, or (iv) with respect to Mr. Lyon, if the Company or California Lyon ceases to acquire or develop land or materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, and with respect to Mr. Zaist, if someone other than William H. Lyon, General Lyon or himself is appointed to the position (even on a temporary or interim basis) of Chief Executive Officer of the Company, in each case as further described and qualified in the New Agreements.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive: (i) a lump sum payment equal to the amount of annual salary payable to the executive for the remainder of the then-current term; (ii) a lump sum payment equal to the amount of any previously earned deferred bonuses not previously paid; (iii) full acceleration of all equity awards and continued exercisability of options in accordance with their terms; and (iv) continued healthcare coverage for up to the later of 6 months or the expiration of the then-current term.

The Agreements also include standard confidentiality and invention assignment provisions, non-competition and non-solicitation restrictions and mutual non-disparagement obligations.

Offer Letter — General William Lyon

The offer letter entered into in 2015 provided for a base salary of $1,000,000, and the Offer Letter entered into with General William Lyon in connection with his transition to the new role of Chairman Emeritus effective March 22, 2016 maintained this base salary level for such year, but he no longer participates in the Company’s short-term cash incentive or long-term equity incentive programs. General Lyon will be eligible to participate in the Company’s health and welfare programs, and to receive benefits and perquisites in all cases on a basis no less favorable than the Company’s other directors and/or senior executives, as applicable. In February 2017, the Compensation Committee approved a reduction in General Lyon’s annual base salary to $250,000, commensurate with his reduced level of service to the Company commencing in 2017.

Employment Agreements for Colin T. Severn and Jason R. Liljestrom

A new form of employment agreement for Mr. Severn, effective as of April 1, 2013, replaced the agreement initially entered into with him effective September 1, 2012. Mr. Liljestrom entered into an employment agreement based on such new form, with such differences as described below, effective as of April 1, 2015. These agreements are individually referred to as an “Employment Agreement” and collectively referred to as the “Employment Agreements.”

The term of the Employment Agreement for Messrs. Severn and Liljestrom automatically renew annually for a one-year period unless either party provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term.

Under the Employment Agreements, Messrs. Severn and Liljestrom are entitled to minimum annual base salaries of $325,000 and $285,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee, and if increased, shall not be decreased during the remainder of the term. For 2017, the Compensation Committee approved an increase to the base salary of each of Messrs. Severn and Liljestrom to $350,000 and $325,000, respectively.

Messrs. Severn and Liljestrom are entitled under the Employment Agreements to earn a cash bonus for each fiscal year under the senior executive bonus program established by the Compensation Committee, and shall participate at a level commensurate with his position at the Company. Annual target bonus levels will be established by the Compensation Committee in its sole discretion.

In the event of a termination of the executive’s employment due to death or disability, by the Company for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the Employment Agreements, in the event of the termination of the executive’s employment by the Company without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.0 multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Mr. Liljestrom, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of Mr. Severn, if such termination occurs on or within 12 months following a change in control as defined in the employment agreement (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan; and (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and his compliance with certain restrictive covenants. The Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by the Company (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or the Company’s principal place of business outside a specified area, or, with respect to Mr. Severn, (iii) the occurrence of a “change in control”, as defined in the employment agreement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. Because the Company was private prior to its initial public offering in May 2013 and compensation was granted under plans in place prior to the initial public offering, Section 162(m) of the Code did not apply to such compensation under transition rules and thus was not a factor in the Company’s 2016 compensation decisions. Compensation awarded after this annual stockholder meeting will no longer qualify for an exception under the transition rules, and although our 2012 Plan, as amended and if approved by our stockholders at this annual stockholder meeting, permits the award of qualified “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee retains the discretion to award compensation that does not qualify for an exemption under Section 162(m) of the Code and will not necessarily limit compensation to the amount deductible thereunder.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are those amounts of compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving certain compensation arrangements for the NEOs in the future, the Compensation Committee may consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the 2016, 2015 and 2014 fiscal years earned by, awarded to or paid to the NEOs.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Matthew R. Zaist	2016	650,000		—	1,500,000	—	1,085,500	—	24,366	(5)	3,259,866
President and Chief Executive Officer	2015	640,385		—	1,329,307	1,416,404	760,500	—	23,373		4,169,969
	2014	500,000		—	900,000	—	593,750	—	14,887		2,008,637

William H. Lyon	2016	649,038	(6)	—	1,350,000	—	911,250	—	24,991	(7)	2,935,279
Executive Chairman and Chairman of the Board	2015	744,231		—	1,407,482	1,465,679	877,500	—	23,673		4,518,565
	2014	600,000		—	900,000	—	712,500	—	23,176		2,235,676

General William Lyon	2016	1,000,000		—	—	—	—	—	22,685	(8)	1,022,685
Chairman Emeritus	2015	1,038,462			521,277	—	390,000	—	67,967		2,017,706
	2014	1,000,000		500,000	500,000	—	—		14,074		2,014,074

Colin T. Severn	2016	325,000		—	475,000	—	265,000	—	27,973	(9)	1,092,973
Senior Vice President and Chief Financial Officer	2015	331,731		—	508,232	—	253,500	—	26,528		1,119,991
	2014	270,462		—	275,000	—	213,750	—	17,227		776,439

Jason R. Liljestrom	2016	281,154	(10)	—	180,000	—	235,000	—	28,039	(11)	724,193
Vice President, General Counsel and Corporate Secretary

(1)	The positions reflect the titles for the NEOs in place as of December 31, 2016 which differ from the titles for certain NEOs as of the beginning of the 2016 year, and as in place at the time of filing of this Proxy Statement. For more information see “— Compensation Discussion and Analysis-Executive Summary-2016 and 2017 Leadership Structure Transitions.”
(2)	For 2016, represents the grant date fair value of the time-based restricted stock awards as well as the performance-based restricted stock awards granted pursuant to the 2016 Incentive Program under the 2012 Plan. With respect to Messrs. Zaist, William H. Lyon and Severn, 75% of the total award value (based on target achievement) is performance-based awards, and 25% of the total award value (based on target achievement) is time-based awards. With respect to Mr. Liljestrom, 50% of the total award value (based on target achievement) is a performance-based award, and 50% of the total award value (based on target achievement) is a time-based award. With respect to the time-based restricted stock awards granted to each NEO, the grant date fair value of the awards shown is based on the fair market value of our Class A Common Stock on the date of grant as defined in the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day, multiplied by the number of shares granted. One-third of the shares vest on each of March 1, 2017, 2018 and 2019, subject to each officer’s continued service through each such vesting date. With respect to the performance-based restricted stock awards granted to Messrs. Zaist, William H. Lyon and Severn, 1/3 of such award is subject to the achievement of a pre-established ROE target for 2016, 1/3 is subject to achievement of a pre-established EPS target for 2016, and 1/3 is subject to achievement of a pre-established NDLR target for 2016. With respect to the performance-based restricted stock award granted to Mr. Liljestrom, the award is subject to the achievement of a pre-established ROE target for 2016. The grant date fair value of these performance-based restricted stock awards shown is based on the fair market value of our Class A Common Stock on the date of grant as defined in the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day, multiplied by the target number of shares granted. One-third of the earned shares vest on each of March 1, 2017, 2018 and 2019, subject to each officer’s continued service through each such vesting date. The fair value of these performance-based restricted stock awards assuming achievement of the ROE, EPS and NDLR goals, as applicable, at the maximum level (which may differ from two times’ target by up to the value of three shares due to rounding), are as follows:

Fair Value Performance-Based Stock Awards Assuming Maximum Performance ($)
Matthew R. Zaist	$2,250,000
William H. Lyon	$2,025,000
William Lyon	—
Colin T. Severn	$ 712,500
Jason R. Liljestrom	$ 180,000

(3)	The amounts shown represent the grant date fair value of option grants computed in accordance with FASB ASC Topic 718, which was estimated on the grant date using the Black-Scholes option-pricing model. The options were granted in connection with the Company’s entry into long-term employment contracts with each of William H. Lyon and Matthew R. Zaist. Mr. Lyon’s option vests in three equal installments on each of March 31, 2018, 2019 and 2020, and Mr. Zaist’s option vests in a single installment on March 31, 2018, in each case, subject to continued employment with the Company.
(4)	The amounts shown for 2016 represent performance-based cash incentive payments earned for the 2016 fiscal year pursuant to the Company’s 2016 Incentive Program. Payment amounts for these annual cash incentive awards were based on the level of the Company’s achievement of a pre-established Adjusted EBITDA target as well as the Strategic Component.
(5)	The amount reported in this All Other Compensation column for 2016 reflects a $4,800 automobile allowance, $2,912 in fuel reimbursement, $7,264 in supplemental executive health insurance premiums, $1,440 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.
(6)	Reflects Mr. Lyon’s annual base salary of $750,000 with $100,962 in foregone salary in 2016 resulting from unpaid time off.
(7)	The amount reported in this All Other Compensation column for 2016 reflects a $4,800 automobile allowance, $153 in fuel reimbursement, $10,848 in supplemental executive health insurance premiums, $1,440 in incremental long-term disability program premiums, and $7,750 in 401(k) matching contributions.
(8)	The amount reported in this All Other Compensation column for 2016 reflects $13,981 for a Company paid car and driver, $7,264 in supplemental executive health insurance premiums, and $1,440 in incremental long-term disability program premiums.
(9)	The amount reported in this All Other Compensation column for 2016 reflects a $4,800 automobile allowance, $2,935 in fuel reimbursement, $10,848 in supplemental executive health insurance premiums, $1,440 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.
(10)	The amounts shown capture the increased base salary that went into effect as of March 7, 2016 for Mr. Liljestrom, as described above in “— Compensation Discussion and Analysis-Elements of Compensation-Base Salary”.
(11)	The amount reported in this All Other Compensation column for 2016 reflects a $4,800 automobile allowance, $3,525 in fuel reimbursement, $10,848 in supplemental executive health insurance premiums, $916 in incremental long-term disability program premiums, and $7,950 in 401(k) matching contributions.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2016.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Matthew R. Zaist	—	—	$487,500	$1,300,000	$2,600,000	—	—	—	—	—
	3/22/2016	3/21/2016	—	—	—	22,288	81,051	162,102	27,017	$1,500,000	(4)

William H. Lyon	—	—	$421,875	$1,125,000	$2,250,000	—	—	—	—	—
	3/22/2016	3/21/2016	—	—	—	20,060	72,945	145,893	24,315	$1,350,000	(4)

William Lyon	—	—	—	—	—	—	—	—	—	—

Colin T. Severn	—	—	$121,875	$325,000	$650,000	—	—	—	—	—
	3/22/2016	3/21/2016	—	—	—	7,057	25,665	51,330	8,555	$475,000	(4)

Jason R. Liljestrom	—	—	$106,875	$285,000	$570,000	—	—	—	—	—
	3/22/2016	3/21/2016	—	—	—	2,431	6,484	12,968	6,484	$180,000	(4)

(1)	Represents threshold, target and maximum payouts under the cash short-term incentive payout component of the 2016 Incentive Program. The NEOs were eligible to earn cash incentive payouts for 2016 based 75% on the Company’s achievement of a pre-established Adjusted EBITDA target and 25% on strategic objectives, with such adjustments as approved by the Compensation Committee, including positive and negative discretion, as applicable. Threshold amounts were set at 37.5% of each NEO’s target opportunity, target amounts were set at 100% of each NEO’s target opportunity, and maximum amounts were set at 200% of each NEO’s target opportunity. For a description of the short-term cash incentive payout component of the 2016 Incentive Program, see “—Compensation Discussion and Analysis-Elements of Compensation-2016 Short-Term Cash Incentive Compensation.”

(2)	Represents threshold, target and maximum shares that could be earned under the performance-based restricted stock award component of the 2016 Incentive Program, as applicable. With respect to Messrs. Zaist, William H. Lyon and Severn, 1/3 of the total of such performance-based restricted stock award component is based on the Company’s achievement of each of a pre-established ROE target for fiscal year 2016, a pre-established EPS target for fiscal year 2016, and a pre-established NDLR target as of the end of fiscal year 2016, and with the NDLR portion having a threshold that is equal to the target, such that no threshold shares are separately included above for such portion. With respect to Mr. Liljestrom, the entire performance-based restricted stock award component is based on the Company’s achievement of a pre-established ROE target for the 2016 fiscal year. With respect to all such awards, one-third of the earned shares vest on each of March 1, 2017, 2018 and 2019, subject to each officer’s continued service through each such vesting date. The time-based restricted stock award component of the 2016 Incentive Program is reflected in the column to the right titled “All Other Stock Awards: Number of Shares of Stock or Units.” For a description of the long-term equity component of the 2016 Incentive Program, see “—Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Based Compensation.”
(3)	Represents the time-based restricted stock award component of the 2016 Incentive Program. One-third of the shares underlying such awards vest on each of March 1, 2017, 2018 and 2019, subject to each officer’s continued service through each such vesting date.
(4)	The value of the restricted stock awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the fair market value of the Class A Common Stock on the date of grant, which was $13.88 per share (which is the closing stock price on the NYSE for the preceding trading day, in accordance with the 2012 Plan), multiplied by the target number of shares granted with respect to the performance-based restricted stock awards and the number of shares granted with respect to the time-based restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2016.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(2)

Matthew R. Zaist	—		120,000	25.82	3/31/2025	71,903	1,368,314	81,051	1,542,401
	169,697	(3)	—	8.66	9/30/2022	—	—	—	—
William H. Lyon	—		120,000	25.82	3/31/2025	71,287	1,356,591	72,945	1,388,143

William Lyon	—		—	—	—	19,300	367,279	—	—

Colin T. Severn	28,364		—	8.66	9/30/2022	24,993	475,617	25,665	488,401

Jason R. Liljestrom	—		—	—	—	9,961	189,558	6,484	123,391

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the unvested stock option and restricted stock awards that are represented in the above table.

The following table provides the vesting schedule with respect to each of the restricted stock awards and stock options awards set forth in the table above.

Name	Grant Date	Award Type	Vesting Schedule

Matthew R. Zaist	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 28,224 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 9,408 shares vested on each of 3/1/2015 and 3/1/2016, and 9,408 shares vest on 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 25,499 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 8,499 shares vested on 3/1/2016, and 8,500 shares vest on each of 3/1/2017 and 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	9,239 shares vested on 3/1/2016, and 9,239 shares vest on each of 3/1/2017 and 3/1/2018.

	04/01/2015	Non-qualified Stock Option	120,000 options vest on 3/31/2018.

	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 46,198 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 15,399 shares vest on each of 3/1/2017 and 3/1/2018, and 15,400 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	9,006 shares vest on each of 3/1/2017 and 3/1/2018, and 9,005 shares vest on 3/1/2019.

William H. Lyon	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 28,224 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 9,408 shares vested on each of 3/1/2015 and 3/1/2016, and 9,408 shares vest on 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 26,999 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 8,999 shares vested on 3/1/2016, 9,000 shares vest on 3/1/2017, and 8,999 shares vest on 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	9,783 shares vested on 3/1/2016 and 9,782 shares vest on each of 3/1/2017 and 3/1/2018.

	04/01/2015	Non-qualified Stock Option	40,000 options vest on each of 3/31/2018, 3/31/2019 and 3/31/2020.

	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 41,578 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 13,859 shares vested on each of 3/1/2017 and 3/1/2018, and 13,860 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	8,105 shares vest on each of 3/1/2017, 3/1/2018, and 3/1/2019.

William Lyon	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 16,165 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 5,389 shares vested on 3/1/2015, 5,388 shares vested on 3/1/2016, and 5,388 shares vest on 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 9,999 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 3,333 shares vested on 3/1/2016, and 3,333 shares vest on each of 3/1/2017 and 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	3,623 shares vested on 3/1/2016, and 3,623 shares vest on each of 3/1/2017 and 3/1/2018.

Colin T. Severn	03/01/2014	Performance-Based Restricted Stock	In February 2015, the Compensation Committee determined that 8,623 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 2,875 shares vested on 3/1/2015, 2,874 shares vested on 3/1/2016, and 2,874 shares vest on 3/1/2017.

	02/25/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 9,749 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 3,249 vested on 3/1/2016, and 3,250 shares vest on each of 3/1/2017 and 3/1/2018.

	02/25/2015	Time-Based Restricted Stock	3,533 shares vested on 3/1/2016, and 3,532 shares vest on each of 3/1/2017 and 3/1/2018.

	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 14,629 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 4,876 shares vest on each of 3/1/2017 and 3/1/2018, and 4,877 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	2,852 shares vest on each of 3/1/2017 and 3/1/2018, and 2,851 shares vest on 3/1/2019.

Jason R. Liljestrom	02/19/2015	Performance-Based Restricted Stock	In February 2016, the Compensation Committee determined that 2,499 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 833 shares vested on 3/1/2016, and 833 shares vest on each of 3/1/2017 and 3/1/2018.

	02/19/2015	Time-Based Restricted Stock	906 shares vested on 3/1/2016, 906 shares vest on 3/1/2017 and 905 shares vest on 3/1/2018.

	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 5,900 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 1,967 shares vest on each of 3/1/2017 and 3/1/2018, and 1,966 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	2,162 shares vest on 3/1/2017 and 2,161 shares vest on each of 3/1/2018 and 3/1/2019.

(2)	Represents the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 30, 2016, the last trading day of the 2016 fiscal year, of $19.03 per share, multiplied by the number of shares, or unearned shares, as applicable, that have not vested.
(3)	A portion of the securities represented by this figure are held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest.

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of restricted stock awards for our NEOs for the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of securities acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Matthew R. Zaist	—	—	44,971	533,356
William H. Lyon	—	—	49,580	588,019
William Lyon	—	—	12,344	122,276
Colin T. Severn	—	—	14,112	167,368
Jason R. Liljestrom	—	—	2,871	34,050

(1)	Represents the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on the preceding trading day of the date of vesting, multiplied by the number of shares that have vested.

Pension Benefits

The NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company during the fiscal year ended December 31, 2016.

Nonqualified Deferred Compensation

The NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company during the fiscal year ended December 31, 2016.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our NEOs upon a “change in control” alone without a qualifying termination, upon executive’s termination of employment as a result of death or disability, upon a “qualifying termination” of employment (a termination by us without cause or the executive’s resignation for good reason), or upon a qualifying termination in connection with a change in control. In the event an NEO is terminated for cause, by the NEO for any reason other than good reason, or, in the case of Messrs. Severn and Liljestrom, due to death or disability, such NEO is not entitled to any severance payments or benefits. The amounts shown assume that the triggering event was effective as of December 31, 2016, and are only estimates of the amounts that would be paid to such NEOs. The actual amounts to be paid can be determined only at the time of such termination of employment or other triggering event. The amounts shown do not include any amounts for the actual 2016 cash bonus amounts as such amounts would be deemed fully earned as of December 31, 2016. Further, the amounts shown are based on the employment agreements in place as of December 31, 2016 and equity award agreements outstanding as of such date, the assumed date of the triggering event.

Name, Type of Termination	Cash Severance ($)(1)	Equity Acceleration ($)(2)	Benefits Continuation ($)(3)	Total ($)
Matthew R. Zaist
CIC (no Qualifying Termination)	—	854,181	—	854,181
Death or Disability	812,500	2,910,715	21,904	3,745,119
Qualifying Termination (no CIC)	3,900,000	2,910,715	35,046	6,845,761
Qualifying Termination + CIC	5,850,000	2,910,715	35,046	8,795,761

William H. Lyon
CIC (no Qualifying Termination)	—	893,876	—	893,876
Death or Disability	937,500	2,744,734	31,686	3,713,920
Qualifying Termination (no CIC)	3,750,000	2,744,734	50,698	6,545,432
Qualifying Termination + CIC	5,625,000	2,744,734	50,698	8,420,432

General William Lyon
CIC (no Qualifying Termination)	—	367,279	—	367,279
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	—	367,279	—	367,279
Qualifying Termination + CIC	—	367,279	—	367,279

Colin T. Severn
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	650,000	—	12,675	662,675
Qualifying Termination + CIC	650,000	964,018	12,675	1,626,693

Jason R. Liljestrom
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	570,000	312,949	12,675	895,624
Qualifying Termination + CIC	570,000	312,949	12,675	895,624

(1)

In the event of a “qualifying termination” of employment, represents an amount equal to: for each of Messrs. William H. Lyon and Zaist, two (2) times the sum of his annual base salary plus target bonus for 2016; for each of Messrs. Severn and Liljestrom, the sum of his annual salary plus target cash bonus for 2016. With respect to Messrs. William H. Lyon and Zaist, in the event of a qualifying termination occurring within one year following a change of control, or any period during which the Company is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a change of control, represents an amount equal to three (3) times the sum of his annual base salary plus target bonus for 2016. In the event of a termination of the employment of Messrs. William H. Lyon or Zaist due to death or disability, represents an amount equal to his base salary for the remaining fifteen (15) month period through March 31, 2018.
(2)	Represents the intrinsic value of the accelerated vesting of all unvested stock options and restricted stock awards, based on the closing stock price of the Company’s Class A Common Stock on the New York Stock Exchange on December 31, 2016, of $19.03 per share. In accordance with the terms of the executive’s employment agreement and/or equity award agreement, as applicable, upon a termination of the employment of each of William Lyon, William H. Lyon or Mr. Zaist by the Company without cause or by him for good reason, whether or not following a change of control of the Company, or upon a change of control with respect to certain historical restricted stock awards, in each case he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Mr. Severn’s employment by the Company without cause or by him for good reason, in either case on or within twelve months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Mr. Liljestrom’s employment by the Company without cause or by him for good reason, whether or not following a change in control of the Company, he is entitled to accelerated vesting in full of all outstanding restricted stock and stock option awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of General William Lyon’s employment by the Company without cause or by him for good reason, whether or not following a change of control of the Company, or upon a change of control, in each case he is entitled in accordance with the terms of his equity award agreements to accelerated vesting in full of all restricted stock awards granted.
(3)	Represents the value of the continuation of health benefits for the following number of months: twenty-four (24) months for each of Messrs. William H. Lyon and Zaist upon a qualifying termination of employment, or fifteen (15) months for such individuals if termination due to death or disability, and six (6) months for each of Messrs. Severn and Liljestrom upon a qualifying termination.

Director Compensation

Director Compensation Program. The Compensation Committee is responsible for the periodic review of fees and benefits paid to non-employee directors and for submitting any recommended changes to the Board. Our management directors do not receive additional compensation for their service as directors. Our non-employee directors receive an annual cash retainer, payable in equal quarterly installments, as well as an equity award retainer, consisting of restricted shares of our Class A Common Stock vesting in equal quarterly installments following the grant date. The equity portion of the annual retainer for Mr. Barr was paid in cash. The amount of the annual cash retainer for 2016 was $65,000. The grant date fair value of the annual equity retainer for 2016 was $90,000. Mr. Hunt, as the lead independent director, receives an additional annual cash retainer and annual equity award retainer, on the same payment and vesting schedule as the other retainers. In 2016, the amount of this additional cash and equity retainer were $50,000 and $25,000, respectively. In addition, for 2016, the chairperson of the Audit Committee receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Compensation Committee receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Nominating and Corporate Governance Committee receives a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, and other members of such committees receive a fee of $5,000 per year, payable $1,250 per calendar quarter, per committee for service on such committees.

For 2016, the Board permitted each non-employee director, other than Mr. Barr, to elect to receive his or her annual cash fees, including the annual retainer and fees for committee service, in the form of restricted stock pursuant to each director’s election, so long as the election was for all of such cash fees. For 2016, Messrs. Ammerman, Hunt, Niemann and Harrison each elected to receive their cash fees in cash, and Ms. Carlson Schell elected to receive her entire cash fees in restricted shares. With respect to Mr. Harrison only, his cash fees and equity retainer included an incremental pro-rata portion of the annual cash and equity retainer from his effective service date of January 1, 2016 through the end of February 2016.

In connection with the 2016 compensation programs and elections described above, the Company granted the following restricted shares of our Class A Common Stock to each of our eligible non-employee directors: 6,484 shares to Mr. Ammerman, 8,285 shares to Mr. Hunt, 6,484 shares to Mr. Niemann, 12,247 shares to Ms. Carlson Schell and 7,564 shares to Mr. Harrison, and in each case vesting in equal quarterly installments and to vest in full on March 1, 2017.

Director Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our non-employee directors, requiring such directors to hold stock with a value equal to two times the director’s annual retainer value as of the most recently completed fiscal year (both cash and equity award retainers). Under the terms of the Company’s stock ownership guidelines, directors must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the directors’ qualifying holdings meet or exceed the applicable retainer multiple. In addition, absent a waiver by the Company or undue hardship, directors may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable retainer multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held beneficially or of record by the director, (ii) held by certain trusts or entities controlled by the director, (iii) held by a 401(k) or other qualified pension or profit-sharing plan for the director’s benefit and (iv) underlying vested restricted stock units. Each of our non-employee directors is in compliance with the Company’s stock ownership guidelines.

2016 Director Compensation. The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Douglas K. Ammerman	95,000	90,000	185,000
Michael Barr(3)	155,000	—	155,000
Gary H. Hunt	135,000	115,000	250,000
Matthew R. Niemann	95,000	90,000	185,000
Lynn Carlson Schell	—	170,000	170,000
Thomas F. Harrison(4)	70,834	105,000	175,834

(1)

Represents: (i) a grant of restricted stock with a grant date fair value of $170,000 for Ms. Carlson Schell, representing the aggregate amount of the annual equity retainer for such director and the annual cash retainer and cash fees for committee service, pursuant to the director’s election to receive such cash retainer/fees in the form of equity; (ii) a grant of restricted stock with a grant date fair value of $90,000 per award for each Messrs. Ammerman and Niemann, representing the aggregate amount of the annual equity retainer for such directors, (iii) a grant of restricted stock with a grant date fair value of $115,000 for Mr. Hunt, representing the aggregate amount of the annual equity retainer for Mr. Hunt as well as the additional annual equity retainer for his service as lead independent director, and (iv) a grant of restricted stock with a grant date fair value of $105,000 to Mr. Harrison, representing the aggregate amount of the annual equity retainer for Mr. Harrison as well as the additional pro-rata portion of the equity retainer from his effective service date of January 1, 2016 through the end of February 2016. The grant date fair value is determined using the fair market value per share of Class A Common Stock as of the grant date (which date was March 22, 2016) in accordance with the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day. Each of the restricted stock awards granted to our non-employee directors in 2016 vest in equal quarterly installments on each of June 1, September 1 and December 1, 2016 and March 1, 2017, in each case subject to the individual non-employee director’s continued service on the Board through such date.
(2)	None of the non-employee directors held any vested or unvested stock options as of the end of our 2016 fiscal year. The number of shares of unvested restricted stock held by each of our non-employee directors, as applicable, as of the end of our 2016 fiscal year is as follows: Mr. Ammerman—1,621 shares; Mr. Hunt—2,072 shares; Mr. Niemann—1,621 shares; Ms. Carlson Schell—3,062 shares; Mr. Harrison—1,891 shares.
(3)	Mr. Barr’s fees are paid to a fund affiliated with Paulson.
(4)	Mr. Harrison’s first payment in 2016 included a pro rata portion for his service in early 2016.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2017 annual meeting of stockholders and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016.

THE COMPENSATION COMMITTEE

Matthew R. Niemann, Chairman

Douglas K. Ammerman

Gary H. Hunt

Lynn Carlson Schell

Equity Compensation Plan Information

The following table summarizes information about our equity securities that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2016. The non-compensatory warrant to purchase 1,907,550 shares of the Company’s Class B Common Stock issued in connection with the prepackaged joint plan of reorganization in February 2012 is not included in the table below.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	596,313	(1)	$15.57	(2)	1,083,206	(3)
Equity compensation plans not approved by security holders	—		$—		—

Total	596,313		$15.57		1,083,206

(1)	Represents outstanding options to purchase shares of Class A common stock of the Company.
(2)	Represents the weighted average exercise price of each of the 596,313 outstanding options to purchase shares of Class A common stock of the Company.
(3)	Represents the number of securities remaining available for issuance under the 2012 Plan as of December 31, 2016.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2017, and the Board has directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

Fees Incurred for Services by Principal Accountant

The fees billed for professional services provided by KPMG in fiscal years 2016 and 2015 were:

Type of Fees	2016	2015
Audit Fees	$1,036,385	$1,343,049
Audit Related Fees	—	—
Tax Fees	234,672	150,000
All Other Fees	100,000	—

Total Fees	$1,371,057	$1,493,049

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, review of the unaudited financial statements included in its quarterly reports on Form 10-Q, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews, “Tax Fees” include fees related to preparation and filing of the Company’s U.S. federal and state tax returns, as well as audit support, and “Other Fees” include fees related to certain general corporate matters.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. The Audit Committee approved all audit and non-audit services provided by KPMG, as applicable, in 2016 and 2015.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the 2017 annual meeting of stockholders.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2016 with management of William Lyon Homes and with William Lyon Homes’ independent registered public accounting firm, KPMG LLP, including the audit of internal controls over financial reporting of William Lyon Homes.

2. The Audit Committee has discussed with KPMG LLP those matters required by Statement on Accounting Standards No. 1301, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG LLP its independence from William Lyon Homes and its management. The Audit Committee has also considered whether KPMG LLP’s provision of tax compliance and consulting services to William Lyon Homes is compatible with maintaining KPMG’s independence.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2016 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

THE AUDIT COMMITTEE
Douglas K Ammerman, Chairman
Thomas F. Harrison
Gary H. Hunt
Matthew R. Niemann
Lynn Carlson Schell

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and a “related party.” For purposes of this policy, a “related party” includes our executive officers, directors and director nominees, stockholders owning five percent or more of our voting securities, any immediate family member of any of the foregoing persons sharing the same household as such person, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest.

Our related party transactions policy generally requires, among other things, that any related party transaction be evaluated and approved or ratified by the Audit Committee of our Board of Directors, and that management present to the Audit Committee any proposed related party transaction, including all relevant facts and circumstances thereto and provide periodic updates to the Audit Committee regarding such transactions. Our policy further provides that no director may participate in approval of a related party transaction for which he or she is a related party.

Indemnification Agreements and Liability Insurance Policy

We have entered into indemnification agreements with each of our executive officers and directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Transactions with Related Persons

We describe below transactions and series of similar transactions that have occurred since the beginning of the 2016 fiscal year to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

Note Receivable from Sale of Aircraft

In September 2009, Presley CMR, Inc., a California corporation (“Presley CMR”), and wholly owned subsidiary of William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”), entered into an Aircraft Purchase and Sale Agreement (the “PSA”), with an affiliate of General William Lyon, our current Chairman Emeritus and a member of the Board, to sell the aircraft, owned by the Company. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million which was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the aircraft. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016. In March 2016, the note was paid off in full by the borrower prior to the September 2016 maturity date.

Land Acquisition Transaction

In August 2016, William Lyon Homes, Inc., a California corporation (“California Lyon”) and wholly owned subsidiary of William Lyon Homes, a Delaware corporation (“Parent” and together with California Lyon, the “Company”), acquired certain lots within a master planned community located in Aurora, Colorado, for an overall purchase price of approximately $9.3 million, from an entity managed by an affiliate of Paulson & Co., Inc. (“Paulson”), a portion of which was paid in the form of a seller note with a principal amount of approximately $3.0 million. The approximately $3.0 million principal amount remained outstanding as of December 31, 2016, and approximately $83,000 of interest had been incurred under the seller note as of such date. The seller note is secured by the underlying land, bears an interest rate of 7% per annum and has a one-year maturity, with no prepayment penalty. WLH Recovery Acquisition LLC, which is affiliated with, and managed by affiliates of, Paulson, holds over 5% of Parent’s outstanding Class A common stock. The Company believes that the transaction was on terms no less favorable than it would have agreed to with unrelated parties. The transaction was approved by the Audit Committee of Parent’s Board and by the full Board, with the exception of director Michael Barr, who recused himself from the vote because of his affiliation with Paulson. Mr. Barr currently serves as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, where he is responsible for all aspects of the real estate private equity business. Mr. Barr is also a partner in Paulson, which he joined in 2008.

Certain Family Relationships

William H. Lyon, the Company’s Chairman of the Board and Executive Chairman, is the son of General William Lyon. General William Lyon is currently the Company’s Chairman Emeritus, and served as a member of the Board until February 17, 2017.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required during the fiscal year ended December 31, 2016, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except that (i) on March 25, 2016, GMT Capital Corp. and certain of its affiliated entities and individuals (including Bay Resource Partners, L.P., Bay II Resource Partners, L.P., Bay Resource Partners Offshore Master Fund, L.P., and Thomas Claugus) (collectively, “GMT Capital”) filed a late Form 3, (ii) on March 31, 2016, GMT Capital filed a late Form 4 with respect to one transaction, and (iii) on January 9, 2017, GMT Capital filed an amendment to a Form 4 filed on August 15, 2016 to correct the transaction date originally reported.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2018 proxy statement, your proposal must be received by us no later than December 13, 2017, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2018 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 23, 2018 and no later than February 22, 2018. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 Attn: Investor Relations, or contact Investor Relations by telephone at 310-622-8223. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

Jason R. Liljestrom
Senior Vice President, General Counsel and Corporate Secretary

Appendix A

WILLIAM LYON HOMES

AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan (the “Plan”) is (a) to provide an increased incentive for eligible participants to assert their best efforts by conferring benefits based on the achievement of certain performance goals; (b) to better align the interests of eligible participants with the interests of stockholders by providing an opportunity for increased stock ownership by such participants; and (c) to encourage such participants to remain in the service of the Company.

The William Lyon Homes 2012 Equity Incentive Plan (the “Original Plan”) was adopted by the Company’s board of directors on October 1, 2012 and approved by the Company’s shareholders on October 10, 2012. The Original Plan was subsequently amended on April 25, 2013 and August 6, 2013. The Original Plan, as amended, is hereby amended and restated in its entirety, effective as of March 31, 2017, subject to the approval of the Company’s shareholders.

ARTICLE II

DEFINITIONS

2.1 “Administrator” shall mean the person(s) designated to administer the Plan pursuant to Section 4.2 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 4.2, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s).

2.2 “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Administrator.

2.3 “Applicable Law” shall mean the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted. For all purposes of the Plan, references to statutes and regulations shall be deemed to include any successor statutes and regulations, to the extent reasonably appropriate as determined by the Administrator.

2.4 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right award, which may be granted pursuant to the provisions of the Plan (collectively, “Awards”).

2.5 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Administrator hereunder, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Cause,” unless otherwise provided in an Award Agreement, (i) shall have the meaning set forth in any employment, consulting or similar agreement with the Company or any of its Affiliates to which the applicable Participant is a party (an “Individual Agreement”), or (ii) if there is no such Individual Agreement or if it does not define Cause, shall mean (a) the failure of the Participant to perform his or her employment-related duties

(other than any such failure as a result of the Participant’s physical or mental illness), (b) the Participant’s engaging in misconduct that has caused or is reasonably expected to result in injury to, or impair the goodwill of, the Company or any of its Affiliates, (c) the Participant’s violation of any policy of the Company or any of its Affiliates, including, but not limited to, any deliberate misuse or improper disclosure by the Participant of confidential or proprietary information of the Company or any of its Affiliates; (d) the Participant’s personal dishonesty or breach of fiduciary duty; (e) an act of fraud, conversion, misappropriation, or embezzlement by the Participant; (f) the Participant’s indictment or conviction of, or entering a plea of guilty to, a crime that constitutes a felony, or (g) the breach by the Participant of any of his or her obligations under any written agreement or covenant with the Company or any of its Affiliates.

2.8 “Change in Control,” with respect to a Participant, shall mean the definition of a “Change in Control” in such Participant’s employment agreement with the Company, and, in the absence of such employment agreement or definition, “Change in Control” shall mean the occurrence of any of the following events:

(a) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the issued and outstanding voting securities of the Company or of WLH in a single transaction or a series of related transactions;

(b) The direct or indirect sale or transfer by the Company or WLH of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(c) The consummation of a merger, consolidation or reorganization of the Company or WLH with or into another corporation or other entity other than a transaction after which no Person or Group (other than the Lyon Group or Paulson Group) beneficially owns voting securities representing 50% or more of the combined voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization;

(d) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(e) The consummation of a complete liquidation or dissolution of the Company or WLH.

Notwithstanding the foregoing, the sale of substantially all of the assets to, or the acquisition of Beneficial Ownership of more than 50% of the issued and outstanding voting securities of the Company by (A) one or more Eligible Class B Common Stockholders (as defined in the Company’s Third Amended and Restated Certificate of Incorporation (as may be further amended and/or restated, the “Amended and Restated Certificate of Incorporation”) or (B) the Lyon Group or Paulson Group, in each case of (A) or (B), shall not constitute a “Change in Control.” For purposes of this definition, the terms “Affiliate,” “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act. For purposes of this definition, term “Lyon Group” shall mean William Lyon and William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, and any trusts or other estate planning vehicles for the benefit of any of the foregoing; and the term “Paulson Group” shall mean Paulson & Co. Inc., a Delaware corporation, WLH Recovery Acquisition LLC, a Delaware limited liability company and entity affiliated with, and managed by affiliates of Paulson & Co. Inc., or any fund or account managed by Paulson & Co. Inc. or its wholly-owned subsidiaries.

In addition, notwithstanding any provision of clauses (i) – (v) above, in no event shall (X) the closing of a public offering of common stock of the Company or WLH pursuant to a registration statement declared effective under the Securities Act, (Y) the conversion of any class of “Stock” (as such term is defined in the Amended and Restated Certificate of Incorporation, as the same may be amended from time to time) of the Company in accordance with the terms of the Amended and Restated Certificate of Incorporation, or (Z) additional issuance of any Shares of any class of “Stock” (as such term is defined in the Amended and Restated Certificate of Incorporation, as the same may be amended from time to time), in each case of (X), (Y) or (Z), constitute a Change in Control.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsections (i)-(iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.9 The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation. “Class A Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Company, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, together with the Treasury regulations and official guidance promulgated thereunder.

2.11 “Committee” shall mean the Committee constituted under Section 4.2 to administer the Plan.

2.12 “Company” shall mean William Lyon Homes, a Delaware corporation.

2.13 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14 “Continuous Status as a Service Provider” shall mean that the service relationship is not interrupted or terminated by the Company, by any Subsidiary, or by the Employee, Consultant or Non-Employee Director, as the case may be. Continuous Status as a Service Provider will not be considered interrupted: (i) in the case of any leave of absence approved by the Administrator, including sick leave, military leave, or any other personal leave; provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; or (ii) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

2.15 “Deferred Stock” shall mean a right to receive Shares awarded under Section 8.4.

2.16 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 8.5.

2.17 “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

2.18 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2.

2.19 “Employee” shall mean any employee of the Company or Subsidiary.

2.20 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.21 “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:

(a) If such shares are listed on any established stock exchange or a national market system, the Fair Market Value of such a share will be the closing sales price for such shares as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in shares) on the last market trading day prior to the day of determination, or, if there is no closing sales price for a share on the date in question, the closing sales price for a share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator considers reliable.

(b) If such shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a share will be the mean between the high bid and low asked prices for the shares on (x) the last market trading day prior to the day of determination, or (y) the day of determination, as the Administrator may select, as reported in The Wall Street Journal or any other source the Administrator considers reliable.

(c) If such shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Administrator in accordance with Section 409A of the Code, such determination by the Administrator to be final, conclusive and binding.

2.22 “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.23 “Non-Employee Director” shall mean a member of the Board of the Company who is not an Employee.

2.24 “Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

2.25 “Option” shall mean an option granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Administrator shall determine.

2.26 “Optioned Stock” shall mean the Shares subject to an Option (including Shares acquired upon exercise of an Option).

2.27 “Optionee” shall mean a Participant who holds an outstanding Option.

2.28 “Participant” shall mean an Employee, Consultant or Non-Employee Director who is selected by the Administrator to receive an Award under the Plan.

2.29 “Plan” shall have the meaning set forth in Article I.

2.30 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 8.1.

2.31 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.32 “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes,

(C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) earnings per share; (xvii) adjusted earnings per share; (xviii) price per share; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, working capital, goals relating to acquisitions or divestitures, land management, net sales or closings, inventory control, inventory, land or lot improvement or reduction, implementation or completion of critical projects and economic value; (xx) book value; (xxi) market share; (xxii) economic value; (xxiii) employee satisfaction; (xxiv) return on investments; (xxv) cost reduction; (xxvi) interest expense after taxes; (xxvii) certain financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxviii) improvements in capital structure; (xxix) net cash provided by operations; (xxx) debt levels, covenants, ratios or reductions, (xxxi) financing and other capital raising transactions; (xxxii) investment sourcing activity; (xxxiii) marketing initiatives and (xxxiv) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.33 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to applicable accounting standards.

2.34 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

2.35 “Performance Stock Unit” shall mean a Performance Award awarded under Section 8.1, which is denominated in units of value including dollar value of Shares.

2.36 “Restricted Period” shall have the meaning set forth in Section 6.4.

2.37 “Restricted Stock” or “Restricted Stock Award” shall mean any Share issued under Article VI with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Administrator, in its sole discretion, may impose (including the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Administrator may deem appropriate.

2.38 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article VII.

2.39 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.40 “Shares” shall mean the Class A Common Stock; provided, however, the identity and nature of the Shares may be adjusted pursuant to Section 12.2. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market, as applicable.

2.41 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article IX.

2.42 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.3.

2.43 “Subsidiary” shall mean any entity other than the Company (whether organized as a corporation, any form of partnership or a limited liability company) in an unbroken chain of entities beginning with the Company if, at the time of the granting of the Award, each of the entities other than the last entity in the unbroken chain owns stock, or partnership of membership interests, as applicable, possessing 50% or more of the total combined voting power of such interests in one of the other entities in the chain.

2.44 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.45 “WLH” shall mean William Lyon Homes, Inc., a California corporation.

ARTICLE III

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares; Award Limits.

(a) Subject to adjustment as provided in Section 12.2, a total of 4,536,363 Shares shall be authorized for issuance under the Plan.

(b) If any Award forfeits, expires, settles in cash or becomes unexercisable without having been exercised in full, the Shares that were not purchased or received or that were cancelled will become available for future grant under the Plan (unless the Plan has terminated). If the Company purchases Shares that were issued pursuant to the exercise or settlement of an Award, however, those reacquired Shares will not be available for future grant under the Plan.

(c) In the event that (i) any Option or Stock Appreciation Right granted under the Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the

Company, or (ii) withholding tax liabilities arising from such Awards under the Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again be available for Awards under the Plan. Substitute Awards shall not reduce the Shares authorized for grant or issuance under the Plan. Notwithstanding the provisions of this Section 3.1(c), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(d) Subject to Section 12.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,500,000, and the maximum aggregate amount of cash that may be paid in cash to any one Participant during any calendar year with respect to one or more Awards settled in cash shall be $5,000,000.

(e) Notwithstanding any provision in the Plan to the contrary, the grant date fair value of Awards granted to a Non-Employee Director during any calendar year shall not exceed $500,000.

3.2 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Article XI of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, and no Award Agreement shall reduce or eliminate such minimum vesting requirement; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3.1(a) as of the effective date of the Plan may be granted to one or more Participants without respect to such minimum vesting provisions. For the purposes of Awards granted to Non-Employee Directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, so long as the period between such meetings is not less than 50 weeks. Nothing in this Section 3.2 shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, Disability or termination of Continuous Status as a Service Provider or the consummation of a Change in Control.

ARTICLE IV

ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any (i) Employee who is part of senior management, a senior project manager or a key employee, (ii) Consultant or (iii) Non-Employee Director shall be eligible to be selected by the Administrator as a Participant in the Plan.

4.2 Administration.

(a) Composition of the Administrator. The Plan will be administered by (A) the Board, or (B) a Committee of the Board designated by the Board, which Committee will be constituted to satisfy Applicable Law (in either case, such body is referred to herein as the Administrator). Once appointed, a Committee will serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan. Notwithstanding the foregoing, unless the Board expressly resolves to the contrary, the Plan will be administered only by a Committee, which will then consist solely of persons who are both “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act, “independent directors” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and “outside directors” within the meaning of Section 162(m) of the Code; provided, however, the failure of the Committee to be composed solely of individuals who are both “non-employee directors” and “outside directors” shall not render ineffective or void any awards or grants made by, or other actions taken by, such Committee. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

(b) Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i)	to select the Participants to whom Awards may be granted;

(ii)	to determine whether and to what extent Awards are granted, and whether Options are intended as Incentive Stock Options or Nonqualified Stock Options

(iii)	to determine the number of Shares to be covered by each Award granted;

(iv)	to approve forms of Award Agreements;

(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award, including, but not limited to, (A) the exercise price, (B) the time or times when an Award may be exercised or vested, which may be based on Performance Criteria or other reasonable conditions such as Continuous Status as a Service Provider, (C) any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award, based in each case on factors that the Administrator determines in its sole discretion;

(vi)	to construe and interpret the terms of the Plan and any Award Agreement;

(vii)	to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(viii)	to modify or amend each Award, subject to Section 12.1;

(ix)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(x)	to accelerate the vesting or exercisability of an Award;

(xi)	to determine the terms and restrictions applicable to Awards; and

(xii)	to make all other determinations it considers necessary or advisable for administering the Plan.

4.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all holders of Awards and their beneficiaries. The Administrator shall not be required to exercise its authority or discretion on a uniform basis, but may instead make decisions on a case-by-case basis, treating Participants (even though similarly situated) differently.

4.4 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.5 Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article IV; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) “covered employees” within the meaning of Section 162(m) of the Code, or (c) officers of the Company (or directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.5 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE V

OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article V and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Administrator shall deem desirable.

5.2 Option Price. The option price per each Share purchasable under any Option granted pursuant to this Article V shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option, subject to Section 5.6.

5.3 Option Period. The term of each Option shall be set forth in the Award Agreement for such Option and shall not exceed ten years, subject to Section 5.6.

5.4 Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant as to all or part of the whole Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) with the consent of the Administrator, by withholding Shares otherwise issuable in connection with the exercise of the Option, (c) through any other method specified in an Award Agreement, (d) through the tender or attestation of previously held Shares, or (e) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Administrator may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Administrator may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.5 Form of Settlement. In its sole discretion, the Administrator may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.6 Incentive Stock Options. With respect to the Options that may be granted by the Administrator under the Plan, the Administrator may grant Options intended to qualify as Incentive Stock Options to any Employee of the Company or Subsidiary, subject to the requirements of Section 422 of the Code. The Award Agreement of an Option intended to qualify as an Incentive Stock Option shall designate the Option as an Incentive Stock Option. Notwithstanding the provisions of Section 5.2, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the provisions of Section 5.3, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent

(10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or any shorter term specified in the Award Agreement. Notwithstanding the foregoing, if the Shares subject to an Employee’s Incentive Stock Options (granted under all plans of the Company or Subsidiary), which become exercisable for the first time during any calendar year, have an aggregate Fair Market Value in excess of $100,000, the Options accounting for this excess will be not be treated as Incentive Stock Options and will instead be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant, in accordance with Section 422 of the Code.

5.7 Termination of Service Relationship. Unless otherwise provided in the Award Agreement, if a Participant holds exercisable Options on the date his or her Continuous Status as a Service Provider terminates (other than because of termination due to Cause, death or Disability), the Participant may exercise the Options that were vested and exercisable as of the date of termination until the end of the original term or for a period of ninety (90) days (or such other period as is set forth in the Award Agreement or determined by the Administrator) following such termination, whichever is earlier. If the Participant is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option shall be forfeited immediately and revert to the Plan, unless otherwise set forth in the Award Agreement or other written agreement with the Company or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Participant does not exercise an Option within the time specified above after termination, that Option will expire and terminate, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Administrator.

5.8 Disability of Participant. If a Participant holds Options on the date his or her Continuous Status as a Service Provider terminates because of Disability, the Participant may exercise any Options that have vested on or prior to the date of such termination until the end of the original term or for a period of 6 months (or such other period as is set forth in the Award Agreement or otherwise determined by the Administrator) following such termination, whichever is earlier. Any Options held by the Participant that have not vested on or prior to the date of such termination shall be immediately forfeited and revert to the Plan. If the Participant does not exercise a vested Option within the time period specified above, that Option shall expire and terminate, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Administrator.

5.9 Death of Participant. If a Participant holds Options on the date of his or her death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise any Options that have vested on or prior to the date of death until the end of the original term or for a period of 6 months (or such other period as is set forth in the Award Agreement or otherwise determined by the Administrator) following the date of death, whichever is earlier. Any Options held by the Participant that have not vested prior to the time of death shall be immediately forfeited and revert to the Plan. If the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time period specified above, that Option will expire and terminate, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Administrator.

5.10 Termination for Cause. If an Optionee’s Continuous Status as a Service Provider is terminated for Cause, then all unvested Options held by Optionee shall immediately be terminated and cancelled.

5.11 Disqualifying Dispositions of Incentive Stock Options. A Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one year after the transfer of such Shares to such Participant.

5.12 Rights as a Stockholder. Shares issued upon exercise of Options will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares acquired upon exercise of an Option, if those Shares remain subject to restrictions on transfer or subject to repurchase under the provisions of the Award Agreement or any other agreement between the Company and the Optionee, or if those Shares are collateral for a loan or obligation due to the Company.

ARTICLE VI

RESTRICTED STOCK AWARDS

6.1 Grants. Restricted Stock Awards may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan. Subject to the express provisions and limitations of the Plan, the Administrator, in its sole and absolute discretion, may grant Restricted Stock Awards to Participants for a number of Shares on such terms and conditions, including, but not limited to, vesting subject to the satisfaction of the performance goals determined by the Administrator and set forth in the Award Agreement and to such Participants as it deems advisable and specifies in the respective Award Agreements. Subject to the limitations and restrictions set forth in the Plan, a Participant who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Administrator shall so determine. The provisions of Restricted Stock Awards need not be the same with respect to any Participant. The Administrator has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

6.2 Purchase Price. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

6.3 Disability or Death of Participant. If a Participant holds Restricted Stock Awards on the date his or her Continuous Status as a Service Provider terminates because of Disability or the Participant’s death, any Restricted Stock Awards that the Participant holds at the time of such termination or death that have not vested shall be forfeited, unless otherwise provided in the Award Agreement or any other written agreement entered into between the Participant and the Company.

6.4 Restrictions. The Administrator, in its sole and absolute discretion, may impose restrictions in connection with any Restricted Stock Award, including without limitation, (i) imposing a restricted period during which all or a portion of the Shares subject to the Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered (the “Restricted Period”), (ii) providing for a vesting schedule with respect to such Shares such that if a Participant ceases to provide services to the Company during the Restricted Period or fails to meet the performance goals, if any, set forth in the Award Agreement, some or all of the Shares subject to the Award shall be immediately forfeited and returned to the Company. The Administrator may, at any time, reduce or terminate the Restricted Period. Each certificate issued in respect of Shares pursuant to a Restricted Stock Award which is subject to restrictions shall be registered in the name of the Participant, shall be deposited by the Participant with the Company together with a stock power endorsed in blank and shall bear an appropriate legend summarizing the restrictions imposed with respect to such Shares.

6.5 Rights as Stockholder. Subject to the terms of any agreement governing a Restricted Stock Award, the holder of a Restricted Stock Award shall have all the rights of a stockholder with respect to the Shares issued pursuant to a Restricted Stock Award; provided, however, that dividends or distributions paid with respect to any such Shares which have not vested shall be deposited with the Company and shall be subject to forfeiture until the underlying Shares have vested. A Participant shall not be entitled to interest with respect to the dividends or distributions so deposited.

6.6 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE VII

RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any eligible participant selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

7.2 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Participant to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

7.3 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Participant’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

7.4 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant (if permitted by the applicable Award Agreement); provided, that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator, subject to Section 13.1.

7.5 Payment upon Termination of Continuous Status as a Service Provider. An Award of Restricted Stock Units shall only be payable during the Participant’s Continuous Status as a Service Provider; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a termination of service in certain events, including a Change in Control, the Participant’s death, retirement or Disability or any other specified termination of Continuous Status as a Service Provider.

7.6 No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Participant shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Participant pursuant to the terms of this Plan and the Award Agreement.

ARTICLE VIII

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS,

DEFERRED STOCK, DEFERRED STOCK UNITS

8.1 Performance Awards. The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any eligible participant and to determine whether such Performance Awards are intended to qualify as Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to a Participant and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

8.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Shares, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.3 Stock Payments. The Administrator is authorized to make Stock Payments to any eligible participant. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such eligible participant.

8.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any eligible participant. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the holder.

8.5 Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any eligible participant. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date that such holder’s Continuous Status as a Service Provider ceases. Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the holder.

8.6 Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be established by the Administrator in its sole discretion.

8.7 Purchase Price. The Administrator may establish the purchase price of a Performance Award, Shares distributed as a Stock Payment award, shares of Deferred Stock or Shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.8 Termination of Service. A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Participant is in Continuous Status as a Service Provider. The Administrator, however, in its sole discretion, may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a termination of Continuous Status as a Service Provider in certain events, including a Change in Control, the Participant’s death, retirement or Disability or any other specified termination of Continuous Status as a Service Provider.

ARTICLE IX

STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to eligible participants from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

(b) A Stock Appreciation Right shall entitle the holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. The exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

9.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Administrator and the Administrator may determine that a Stock

Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan, at any time after grant of a Stock Appreciation Right, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable upon the termination of a Participant’s Continuous Status as a Service Provider shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Award Agreement or other written agreement with the Company or as determined by the Administrator.

9.3 Exercise of Stock Appreciation Rights. Vested Stock Appreciation Rights granted under the Plan shall be exercised by the Participant as to all or part of the whole Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) with the consent of the Administrator, by withholding Shares otherwise issuable in connection with the exercise of the Stock Appreciation Right, (c) through any other method specified in an Award Agreement, (d) through the tender or attestation of previously held Shares, or (e) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Administrator may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Administrator may from time to time prescribe. In no event may any Stock Appreciation Right granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

9.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a termination of Continuous Status as a Service Provider, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code or the first sentence of this Section 9.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Participant’s termination of Continuous Status as a Service Provider, and may amend, subject to Section 12.1, any other term or condition of such Stock Appreciation Right relating to such a termination of Continuous Status as a Service Provider.

9.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article IX shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE X

TAXES

10.1 Withholding Obligations. The Company will have the right to take whatever steps the Administrator deems necessary or appropriate to comply with all applicable foreign, federal, state, local, and employment tax withholding requirements, and the Company’s obligations to deliver Shares upon the exercise or settlement of an Award will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise or settlement of an Award, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Participant, or to require the Participant to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Shares issued on such exercise or settlement. Without limiting the generality of the foregoing, the Administrator, in its discretion, may authorize the Participant to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the Shares which would otherwise be issued in connection with the exercise or settlement of an Award that number of Shares having a Fair Market Value, as of the date that the Award is exercised or settled, as the case may be, equal to or less than the amount of the Company’s minimum statutory withholding tax obligation, or (b) by delivering to the Company previously-owned and unencumbered Shares having a Fair Market Value, as of the date that the Award is exercised or settled, equal to or less than the amount of the Company’s minimum statutory withholding tax obligation.

ARTICLE XI

CHANGE IN CONTROL

11.1 Impact of a Change in Control.

(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, such Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and the Participant incurs a termination of his or her Continuous Status as a Service Provider without Cause upon or within twelve (12) months following the Change in Control, then such Participant shall be fully vested in such continued, assumed or substituted Award, provided that any Awards subject to performance-based vesting shall vest based on actual performance, pro-rated based on the period elapsed since the beginning of the applicable performance period and the date of termination.

(b) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator may cause (i) any or all of such Award to terminate in exchange for cash, rights or other property or (ii) any or all of such Award to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse, provided that an Award subject to performance-based vesting shall vest based on actual performance as of the Change in Control, pro-rated based on the period elapsed since the beginning of the applicable performance period and the date of the Change in Control. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

ARTICLE XII

GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Modification of the Plan. The Administrator may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by Applicable Law or as required under Section 12.4.

12.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, Shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Administrator, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the

Administrator deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Administrator may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number. Where an adjustment under this Section 12.2 is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(h)(3) of the Code and Section 409A of the Code.

12.3 Transferability of Awards. Except as provided below, and except as otherwise authorized by the Administrator in an Award Agreement, no Award, and no Shares subject to Awards that have not been issued or as to which any applicable restriction or performance period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.

(a) Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Awards that remain unexercised in the event of the Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Participant may change such designation of beneficiary at any time by written notice to the Administrator, subject to the above spousal consent requirement.

(b) Effect of No Designation. If a Participant dies and there is no beneficiary validly designated and living at the time of the Participant’s death, the Company will deliver such Participant’s Awards to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Awards to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) Death of Spouse or Dissolution of Marriage. If a Participant designates his or her spouse as beneficiary, that designation will be deemed automatically revoked if the Participant’s marriage is later dissolved. Similarly, any designation of a beneficiary will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Participant. Without limiting the generality of the preceding sentence, the interest in Awards of a spouse of a Participant who has predeceased the Participant or whose marriage has been dissolved will automatically pass to the Participant, and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will any such interest pass under the laws of intestate succession.

(d) Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Participant’s termination of Continuous Status as a Service Provider, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

12.4 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right exercise price per Share exceeds the Fair Market Value of the underlying Shares.

12.5 No Payment of Dividends Until Vesting. Notwithstanding any provision in the Plan to the contrary, except in connection with a spin-off or other similar event or as otherwise permitted under Section 12.2, dividends which are paid in respect of any Shares underlying an Award prior to the vesting of such Award shall only be paid out to the Participant (whether as dividends or Dividend Equivalents) to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ARTICLE XIII

MISCELLANEOUS

13.1 Issuance of Shares. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any Shares under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all Applicable Law (including, without limitation, the requirements of the Securities Act or the laws of any state), and the applicable requirements of any securities exchange or similar entity.

13.2 Registration. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

13.3 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

13.4 Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.5 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s beneficiaries.

13.6 Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant may be canceled in the discretion of the Administrator if the Participant’s Continuous Status as a Service Provider is terminated for Cause, or if, after the termination of the Participant’s Continuous Status as a Service Provider, the Administrator determines that Cause existed before such termination.

13.7 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under Applicable Law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.8 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9 Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10 Construction. All references in the Plan to “Section,” “Sections,” or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of California and construed accordingly.

13.13 Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of its adoption by the Board, subject to the approval of the Plan, within twelve (12) months thereafter, by affirmative votes representing a majority of the votes cast under Applicable Law at a duly constituted meeting of the stockholders of the Company. After the adoption of the Plan by the Board, Awards may be made, but all such Awards shall be subject to stockholder approval of the Plan in accordance with the first sentence of this Section 13.13, and no Options or Stock Appreciation Rights may be exercised prior to such stockholder approval of the Plan. If the stockholders do not approve the Plan in the manner set forth in the first sentence of this Section 13.13, the Plan, and all Awards granted hereunder, shall be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan (unless the Board sooner suspends or terminates the Plan under Section 12.1), on which date the Plan will expire except as to Awards then outstanding under the Plan.

13.14 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Appendix B

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA means net income (loss) available to common stockholders plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures, and (viii) equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in the following table:

	Year Ended December 31, 2016	Year Ended December 31, 2015
	(dollars in thousands)
Net income available to common stockholders	$59,696	$57,336
Provision for income taxes	34,850	26,806
Interest expense
Interest incurred	83,218	76,222
Interest capitalized	(83,218)	(76,222)
Amortization of capitalized interest included in cost of sales	60,160	38,416
Stock based compensation	6,844	6,570
Depreciation and amortization	2,006	2,663
Cash distributions of income from unconsolidated joint ventures	3,726	1,075
Equity in income of unconsolidated joint ventures	(5,606)	(3,239)
Non-cash purchase accounting adjustments	26,445	28,919

Adjusted EBITDA (non-GAAP)	$188,121	$158,546

B-1

WILLIAM LYON HOMES 4695 MACARTHUR COURT, 8TH FLOOR NEWPORT BEACH, CA 92660

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WILLIAM LYON HOMES The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of eight directors to serve for a term of office expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.			☐	☐	☐

	Nominees:
	01)	Douglas K. Ammerman	05)	William H. Lyon
	02)	Michael Barr	06)	Matthew R. Niemann
	03)	Thomas F. Harrison	07)	Lynn Carlson Schell
	04)	Gary H. Hunt	08)	Matthew R. Zaist

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Advisory (non-binding) vote to approve the compensation of our named executive officers, as described in the proxy materials.	☐	☐	☐

3.	Approval of the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan.	☐	☐	☐

4.	Ratification of the selection of KPMG LLP as the independent registered public accountants of William Lyon Homes for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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WILLIAM LYON HOMES

Annual Meeting of Stockholders

May 23, 2017 at 10:00 AM local time

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 23, 2017

By signing the proxy, you revoke all prior proxies and appoint Matthew R. Zaist and Colin T. Severn and each of them acting in the absence of the other, with full power of substitution, to vote shares of Common Stock on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side